                                                               HECO Exhibit 13.2
                                                               -----------------

Forward-Looking Statements
--------------------------------------------------------------------------------

This report and other presentations made by Hawaiian Electric Company, Inc.
(HECO) and its subsidiaries contain "forward-looking statements," which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, expenses, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about HECO and its subsidiaries, the performance of the industry in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

     Risks, uncertainties and other important factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the following:

     . the effects of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market;

     .    the effects of weather and natural disasters;

     .    the effects of terrorist acts and the war on terrorism;

     .    the timing and extent of changes in interest rates;

     .    product demand and market acceptance risks;

     .    increasing competition in the electric utility industry;

     .    capacity and supply constraints or difficulties;

     . fuel oil price changes and the continued availability to HECO and its subsidiaries of their energy cost adjustment clauses;

     .    new technological developments;

     . federal and state governmental and regulatory actions, including changes in laws, rules and regulations applicable to HECO and its subsidiaries; decisions by the Hawaii Public Utilities Commission in rate cases and other proceedings and by other agencies and courts on land use, environmental and other permitting issues; required corrective actions (such as with respect to environmental conditions, capital adequacy and business practices); and changes in taxation;

     . the effects of changes by securities rating agencies in the ratings of the securities of HECO and its subsidiaries;

     .    the results of financing efforts;

     .    the ultimate outcome of tax positions taken; and

     . other risks or uncertainties described elsewhere in this report and in other periodic reports previously and subsequently filed by HECO and its subsidiaries with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.

Background of the Company
--------------------------------------------------------------------------------

Hawaiian Electric Company, Inc. (HECO) is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, on the islands of Maui, Lanai, Molokai and Hawaii in the State of Hawaii (State). HECO was incorporated under the laws of the Kingdom of Hawaii (now State of Hawaii) on October 13, 1891. On July 1, 1983, Hawaiian Electric Industries, Inc. (HEI), through a corporate reorganization, became the parent company of HECO. HECO's principal business and executive offices are in Honolulu, Hawaii.

     HECO's electric utility subsidiaries are Maui Electric Company, Limited
(MECO), acquired in 1968, and Hawaii Electric Light Company, Inc. (HELCO), acquired in 1970. HECO's nonoperating subsidiaries include two Delaware Business Trusts, HECO Capital Trust I and HECO Capital Trust II (Trusts), which were formed in connection with trust preferred security financings.

     HECO, MECO and HELCO (collectively, the "Company") are regulated by the Public Utilities Commission of the State of Hawaii (PUC).

     The five islands on which HECO and its subsidiaries provide service have a combined service area of 5,766 square miles and approximately 95% of the State's total population. The generating plants and major load centers on each of the five islands served by HECO and its subsidiaries are not interconnected.

Company Profile
--------------------------------------------------------------------------------

                                                                 Hawaii
                                           Hawaiian   Maui       Electric
                                           Electric   Electric   Light
                                           Company,   Company,   Company,   Consoli-
Year ended December 31, 2001               Inc.       Limited      Inc.      dated
------------------------------------------------------------------------------------
(dollars in millions)

Electricity sold -- KWH (millions) .....      7,277     1,134        959       9,370

Operating revenues .....................   $    885   $   205    $   194    $  1,284

Operating income .......................   $     84   $    28    $    23    $    135

Gross plant* ...........................   $  2,039   $   592    $   640    $  3,271

Service area (square miles) ............        616     1,118      4,032       5,766

Service area population (thousands)**...        883       130        151       1,164

Customer accounts* .....................    280,911    58,840     65,241     404,992

Average annual residential use -- KWH ..      7,816     7,654      6,692       7,620

Generating and firm purchased
    capability -- MW* ..................      1,669       273        261       2,203

Peak load -- MW (noncoincident and
    nonintegrated) .....................      1,233       203        178       1,614

Number of employees* ...................      1,329       306        295       1,930

--------------------------------------------------------------------------------

 * At December 31

** Estimated

Selected Financial Data
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31      2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------
(in thousands)
Income statement data
Operating revenues ....   $1,284,312   $1,270,635   $1,050,323   $1,008,899   $1,098,755
Operating expenses ....    1,148,980    1,137,474      927,482      892,747      987,715
                          ----------   ----------   ----------   ----------   ----------
Operating income ......      135,332      133,161      122,841      116,152      111,040
Other income ..........        7,436        9,935        8,054       16,832       19,042
                          ----------   ----------   ----------   ----------   ----------
Income before interest
 and other charges ....      142,768      143,096      130,895      132,984      130,082
Interest and other
 charges ..............       53,388       54,730       54,495       48,754       48,233
                          ----------   ----------   ----------   ----------   ----------
Income before preferred
 stock dividends of
 HECO .................       89,380       88,366       76,400       84,230       81,849
Preferred stock
 dividends of HECO ....        1,080        1,080        1,178        3,454        3,660
                          ----------   ----------   ----------   ----------   ----------
Net income for common
 stock ................   $   88,300   $   87,286   $   75,222   $   80,776   $   78,189
                          ==========   ==========   ==========   ==========   ==========

At December 31                        2001           2000           1999            1998          1997
----------------------------------------------------------------------------------------------------------
(dollars in thousands)

Balance sheet data
Utility plant ..................   $ 3,270,855    $ 3,162,779    $ 3,034,517    $ 2,925,344    $ 2,797,886
Accumulated
 depreciation ..................    (1,266,332)    (1,170,184)    (1,076,373)      (982,172)      (904,781)
                                   -----------    -----------    -----------    -----------    -----------
Net utility plant ..............   $ 2,004,523    $ 1,992,595    $ 1,958,144    $ 1,943,172    $ 1,893,105
                                   ===========    ===========    ===========    ===========    ===========
Total assets ...................   $ 2,389,738    $ 2,392,858    $ 2,302,809    $ 2,311,253    $ 2,212,314
                                   ===========    ===========    ===========    ===========    ===========

Capitalization:/1/
Short-term borrowings
 from non-affiliates
 and affiliate .................   $    48,297    $   113,162    $   107,013    $   139,413    $    95,581
Long-term debt .................       685,269        667,731        646,029        621,998        627,621
Preferred stock
 subject to mandatory
 redemption ....................            --             --             --         33,080         35,770
Preferred stock not
 subject to mandatory
 redemption ....................        34,293         34,293         34,293         48,293         48,293
HECO-obligated preferred
 securities of subsidiary
 trusts ........................       100,000        100,000        100,000        100,000         50,000
Common stock equity ............       877,154        825,012        806,103        786,567        769,235
                                   -----------    -----------    -----------    -----------    -----------
Total capitalization ...........   $ 1,745,013    $ 1,740,198    $ 1,693,438    $ 1,729,351    $ 1,626,500
                                   ===========    ===========    ===========    ===========    ===========

Capital structure ratios (%)/1/
Debt ...........................          42.0           44.9           44.5           44.0           44.4
Preferred stock ................           2.0            2.0            2.0            4.7            5.2
HECO-obligated preferred
 securities of subsidiary
 trusts ........................           5.7            5.7            5.9            5.8            3.1
Common stock equity ............          50.3           47.4           47.6           45.5           47.3

--------------------------------------------------------------------------------

/1/ Includes amounts due within one year, short-term borrowings from nonaffiliates and affiliate, and sinking fund and optional redemption payments.

HEI owns all of HECO's common stock. Therefore, per share data is not meaningful.

See Note 11, "Commitments and Contingencies," in the "Notes to Consolidated Financial Statements" for a discussion of certain contingencies that could adversely affect the Company's future consolidated financial condition and results of operations.

Management's Discussion and Analysis of Financial Condition and
Results of Operations
--------------------------------------------------------------------------------

The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

                                    Strategy
                                    --------

In addition to improvements in general economic conditions and growth in tourism, keys to achieving returns from the electric utility business are ensuring customer satisfaction and containing costs. With large power users in the Company's service territories, such as the U.S. military, hotels and state and local government, management believes that maintaining customer satisfaction is a critical component in achieving kilowatthour (KWH) sales and revenue growth in Hawaii over time. The Company has established programs that offer customers specialized services and energy efficiency audits to aid them in saving on energy costs. The Company has also undertaken cost containment measures to control costs in the current economic environment. For example, the Company has implemented an integrated computer system that has allowed the consolidation of certain accounting and purchasing functions, thereby streamlining business processes, cutting labor costs, lowering inventory and realizing savings from purchase volume discounts.

                              Results of operations
                              ---------------------

Net income for common stock for 2001 was $88.3 million compared to $87.3 million for 2000 and $75.2 million for 1999. The 2001 net income represents a 10.4% return on the average amount of common stock equity invested in the Company, compared to returns of 10.7% in 2000 and 9.4% in 1999. Net income for 2001 increased 1.2% from 2000 due primarily to a 1.1% increase in KWH sales and a HELCO rate increase. Net income for 2000 increased 16% from 1999 as KWH sales increased by 3.2%, reflecting the then improving Hawaii economy.

     The Company's operating results are significantly influenced by the strength of Hawaii's economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism. After a long and slow recovery period, Hawaii's economy was showing signs of growth as evidenced by the record high 7 million visitor arrivals in 2000. Since tourism accounts for about a quarter of the state's economic output, Hawaii's economy weakened after the September 11, 2001 terrorist attacks due to the downturn in air travel, both domestically and internationally. Visitor arrivals to Hawaii in September 2001 fell by 34% compared with the same period a year ago. The downturn in tourism-related businesses initially resulted in job layoffs throughout the state, further weakening Hawaii's economy. However, Hawaii's economy has partially recovered. By the end of December, visitor arrivals had recovered to almost 90% of year-ago levels, with domestic arrivals above 2000 levels and international arrivals, mainly from Japan, at 70% of 2000 levels. For 2001, visitor arrivals declined by 9% from 2000. The State of Hawaii estimates that, for the year 2001, total jobs have increased by 0.4% and real gross state product has grown by 1.2%, less than one-half of the growth rate predicted prior to September 11, 2001. The negative impact on the state's economy due to the decline in tourism has been offset to some degree by strength in the construction industry and the stability of expenditures by the federal government.

Sales

Consolidated sales of electricity were 9,370 million KWHs for 2001, 9,272 million KWHs for 2000, and 8,985 million KWHs for 1999. The 1.1% increase in KWH sales in 2001 was primarily due to warmer temperatures, which resulted in higher residential and commercial air conditioning usage, and an increase in the number of customers. Through August 2001, KWH sales were up 1.6%. However, declining tourism and the weakened economy after the September 11, 2001 terrorist attacks caused a 0.4% decrease in KWH sales in the fourth quarter compared to the same period last year.

--------------------------------------------------------------------------------

     The 3.2% increase in KWH sales in 2000 was primarily due to the improvement in Hawaii's economy, an increase in the number of customers and warmer temperatures. KWH sales increased in 2000 despite increases in rates resulting primarily from increases in fuel prices. For the month of December 2000, HECO, HELCO and MECO's average price per barrel of fuel oil increased between 31% and 47% over December 1999, while their customer's typical monthly residential bill in December 2000 for 600 KWH increased between 11% and 27%.

Operating revenues

The rate schedules of the Company include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted average price paid for fuel oil and certain components of purchased power costs, and the relative amounts of company-generated power and purchased power.

     Operating revenues were $1,284.3 million in 2001, compared to $1,270.6 million in 2000 and $1,050.3 million in 1999. The 2001 increase in operating revenues of $13.7 million, or 1.1% over 2000, was due to a 1.1% increase in KWH sales ($12.2 million) and a HELCO rate increase ($6.0 million), partially offset by lower energy prices which were passed through to customers ($8.7 million). The 2000 increase in operating revenues of $220.3 million, or 21.0% over 1999, was due to higher fuel oil prices which were passed through to customers ($186.9 million), and a 3.2% increase in KWH sales ($29.8 million), and the remainder was due partly to higher rates at HELCO.

Operating expenses

Total operating expenses were $1,149.0 million in 2001 compared to $1,137.5 million in 2000 and $927.5 million in 1999. The increase in 2001 was due to increases in expenses for purchased power, other operation, depreciation and taxes other than income taxes, partly offset by a decrease in fuel oil and maintenance expenses. The increase in 2000 was due to increases in expenses for fuel oil, purchased power, maintenance, depreciation and taxes other than income taxes, partly offset by a decrease in other operation expense.

     Fuel oil expense was $346.7 million in 2001 compared to $362.9 million in 2000 and $216.7 million in 1999. The 4.5 % decrease in 2001 was due primarily to lower KWHs generated. The 67.5% increase in 2000 was due primarily to higher fuel oil prices and more KWHs generated. In 2001, the Company paid an average of $33.49 per barrel for fuel oil, compared to $33.44 in 2000 and $20.46 in 1999.

     Purchased power expense was $337.8 million in 2001 compared to $311.2 million in 2000 and $275.7 million in 1999. The increase in purchased power expense in 2001 was due to higher purchased capacity payments resulting from increased capacity (including a new independent power producer (IPP), Hamakua Partners, in August 2000), higher availability and more KWH purchased, partially offset by lower energy prices. The increase in 2000 was due to higher energy prices and higher KWH purchased. Purchased KWH provided approximately 39.0% of the total energy net generated and purchased in 2001 compared to 36.4% in 2000 and 35.7% in 1999.

     Other operation expenses totaled $125.6 million in 2001, compared to $123.8 million in 2000 and $136.3 million in 1999. The increase in other operation expenses in 2001 was primarily due to higher injuries and damages expense, partially offset by lower production operation expenses. The decrease in other operation expenses in 2000 was primarily due to a decrease of approximately $19 million in pension and other postretirement benefit expenses. The lower pension and other postretirement benefit expenses were partly due to an increase in the discount rate (from 6.50% at December 31, 1998 to 7.75% at December 31, 1999) and a change in the method of determining market-related value of retirement benefit plan assets. See Note 10 in the "Notes to Consolidated Financial Statements." (The discount rate was lowered to 7.5% at December 31, 2000.) HEI charges for general management, administrative and support services totaled $2.0 million in 2001 and $1.8 million each in 2000 and 1999.

--------------------------------------------------------------------------------

     Maintenance expenses in 2001 of $61.8 million decreased by $4.3 million from 2000 due primarily to lower production maintenance expenses largely due to less station maintenance expenses and less transmission and distribution maintenance work. Maintenance expenses in 2000 of $66.1 million increased by $8.6 million over 1999 due primarily to higher production maintenance expenses largely due to more station maintenance expenses and more transmission and distribution maintenance work.

     Depreciation expense was up 2.2% in 2001 to $100.7 million and up 5.6% in 2000 to $98.5 million. In both years, the increases reflect depreciation on additions to plant in service in the previous year. Major additions to plant in service included HECO's Archer-Kewalo 138 kilovolt (KV) Line #1 and MECO's 20MW combustion turbine Maalaea Unit 19 in 2000 and HECO's Waialua-Kuilima 46KV line and Kamehameha Highway 12KV underground conversion projects in 1999.

     Taxes, other than income taxes, increased by 0.9% in 2001 to $120.9 million and increased by 20.0% in 2000 to $119.8 million. These taxes consist primarily of taxes based on revenues, and the increases in these taxes reflect the corresponding increases in each year's operating revenues.

Operating income

Operating income for 2001 increased 1.6% compared to 2000 due to higher KWH sales and lower maintenance expenses, partially offset by higher other operation and depreciation expenses. Operating income for 2000 increased 8.4% compared to 1999 due to higher KWH sales and lower other operation expenses, partially offset by higher maintenance, depreciation and income tax expenses.

Other income

Other income for 2001 totaled $7.4 million, compared to $9.9 million for 2000 and $8.1 million for 1999. The decrease in 2001 was due largely to lower Allowance for Equity Funds Used During Construction (AFUDC-Equity). AFUDC-Equity for 2001 was lower than 2000 due to a lower base on which AFUDC-Equity is calculated. The increase in 2000 was due largely to higher AFUDC-Equity, due to a higher base on which AFUDC-Equity is calculated.

Interest and other charges

Interest and other charges for 2001 totaled $53.4 million, compared to $54.7 million for 2000 and $54.5 million for 1999. Interest and other charges included $7.7 million of preferred securities distributions by HECO's trust subsidiaries in 2001, 2000 and 1999. See Note 3 in the "Notes to Consolidated Financial Statements" for a discussion of the preferred securities issued by the trust subsidiaries.

     Interest on long-term debt for 2001 was in line with 2000 and 1999. Lower bond interest rates were offset by interest on drawdowns of tax-exempt Special Purpose Revenue Bonds (SPRB) during both years and the full year's interest on the prior year's drawdowns of SPRB proceeds. In November 2000, $21 million of 7.6% Series 1990B SPRB and $45 million of 7 3/8% Series 1990C SPRB were refinanced using proceeds from 5.7% Series 2000 SPRB.

     Other interest charges for 2001 of $4.7 million were $2.3 million lower than for 2000 primarily due to lower short-term borrowings and lower short-term interest rates. Other interest charges for 2000 of $7.0 million were $0.3 million higher than for 1999 primarily due to higher interest charges on short-term debt.

     Preferred stock dividends of subsidiaries remained the same in 2001 and decreased slightly in 2000 from the prior year. The decrease in dividends in 2000 is attributed to the scheduled sinking fund and optional redemptions of preferred stock. See Note 2 in the "Notes to Consolidated Financial Statements."

Recent rate requests

HECO and its utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs (e.g. the cost of purchased power) and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of February 13, 2002, the return on average common equity (ROACE) found by the PUC to

--------------------------------------------------------------------------------

be reasonable in the most recent final rate decision for each utility was 11.40% for HECO (decision and order (D&O) issued on December 11, 1995, based on a 1995 test year), 11.50% for HELCO (D&O issued on February 8, 2001, based on a 2000 test year) and 10.94% for MECO (amended D&O issued on April 6, 1999, based on a 1999 test year). For 2001, the actual simple average ROACE (calculated under the rate-making method and reported to the PUC) for HECO, HELCO and MECO were 11.46%, 7.89% and 10.34%, respectively.

     HECO has not initiated a rate case for several years, but in 2001 it committed to initiate a rate case within three years, using a 2003 or 2004 test year, as part of the agreement described below under "Other regulatory matters."

     The following are summaries of the most recent rate proceedings initiated by HELCO and MECO.

Hawaii Electric Light Company, Inc. In October 1999, HELCO filed a request to increase rates by 9.6%, or $15.5 million in annual revenues, based on a 2000 test year. In early 2001, HELCO received a final D&O from the PUC authorizing an $8.4 million, or 4.9% increase in annual revenues, effective February 15, 2001 and based on an 11.50% ROACE. The order granted HELCO an increase of approximately $2.3 million in annual revenues, in addition to affirming interim increases that took effect in September 2000 ($3.5 million) and January 2001 ($2.6 million). The D&O included in rate base $7.6 million for pre-air permit facilities needed for the delayed Keahole power plant expansion project that the PUC had also found to be used or useful to support the existing generating units at Keahole.

     On June 1, 2001, the PUC issued an order approving a new standby service rate schedule rider for HELCO. The standby service rider issue had been bifurcated from the rest of the rate case. The rider provides the rates, terms and conditions for obtaining backup and supplemental electric power from the utility when a customer obtains all or part of its electric power from sources other than HELCO.

     The timing of a future HELCO rate increase request to recover costs relating to the delayed Keahole power plant expansion project, i.e., adding two combustion turbines (CT-4 and CT-5) at Keahole, including the remaining cost of pre-air permit facilities, will depend on future circumstances. See "Certain factors that may affect future results and financial condition-Other regulatory and permitting contingencies" below and "HELCO power situation" in Note 11 of the "Notes to Consolidated Financial Statements."

Maui Electric Company, Limited. In January 1998, MECO filed a request to increase rates, based on a 1999 test year, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million, in annual revenues, based on a 12.75% ROACE. In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE.

Other regulatory matters

In October 2001, HECO and the Consumer Advocate finalized agreements, subject to PUC approval, under which HECO's three commercial and industrial demand-side management (DSM) programs and two residential DSM programs would be continued until HECO's next rate case (which, under the agreements, HECO committed to file within three years). The agreements for the temporary continuation of HECO's existing DSM programs are in lieu of HECO continuing to seek approval of new 5-year DSM programs. Any DSM programs to be in place after HECO's next rate case will be determined as part of the case. Under the agreements, HECO will cap the recovery of lost margins and shareholder incentives if such recovery would cause HECO to exceed its current authorized return on rate base. HECO also agrees it will not pursue the continuation of lost margins recovery through a surcharge mechanism or shareholder incentives in future rate cases. Consistent with the HECO agreements, in October 2001, HELCO and MECO reached agreements with the Consumer Advocate and filed requests to continue their four existing DSM programs. In November 2001, the PUC issued orders (two of which were amended) that, subject to certain reporting requirements and other conditions, approved
(1) the agreements regarding the temporary continuation of HECO's five existing DSM programs until HECO's next rate

--------------------------------------------------------------------------------

case and (2) the agreements regarding the temporary continuation of HELCO's and MECO's DSM programs until one year after the PUC makes a revenue requirements determination in HECO's next rate case. Under the orders, however, HELCO and MECO are allowed to recover only lost margins and shareholder incentives accrued through the date that interim rates are established in HECO's next rate case, but may request to extend the time of such accrual and recovery for up to one additional year.

Collective bargaining agreements

In August 2000, HECO, HELCO and MECO employees represented by the International Brotherhood of Electrical Workers, AFL-CIO, Local 1260, ratified new collective bargaining agreements covering approximately 62% of the employees of HECO, HELCO and MECO. The new collective bargaining agreements (including benefit agreements) cover a three-year period from November 1, 2000 through October 31, 2003. The main provisions of the agreements include noncompounded wage increases of 2.25% effective November 1, 2000, 2.5% effective November 1, 2001 and 2.5% effective November 1, 2002. The agreements also included increased employee contributions to medical premiums.

Legislation

Congress and the Hawaii legislature periodically consider legislation that could have positive or negative effects on the utilities and their customers. For example, Congress is considering an energy plan that could increase the domestic supply of oil, as well as increase support for energy conservation programs.

     The Hawaii legislature did not consider deregulation in its 2001 session, but passed a law that requires electric utilities to establish "renewables portfolio standard" goals of 7% by December 31, 2003, 8% by December 31, 2005 and 9% by December 31, 2010. HECO, HELCO and MECO are permitted to aggregate their renewable portfolios in order to achieve these goals. Any electric utility whose percentage of sales of electricity represented by renewable energy does not meet these goals will have to report to the PUC and provide an explanation for not meeting the renewables portfolio standard. The PUC could then grant a waiver from the standard or an extension for meeting the standard. The PUC may also provide incentives to encourage electric utilities to exceed the standards or meet the standards earlier, or both, but as yet no such incentives have been proposed. The new law also requires that electric utilities offer net energy metering to solar, wind turbine, biomass or hydroelectric generating systems (or hybrid systems) with a capacity up to 10 kilowatts (i.e., a customer-generator may be a net user or supplier of energy and will make payments to or receive credit from the electric utility accordingly).

     HECO and its subsidiaries currently support renewable sources in various ways, including their solar water heating and heat pump programs and their purchased power contracts with nonutility generators using renewable sources (e.g., refuse-fired, geothermal, hydroelectric and wind turbine generating systems). HECO and its subsidiaries continue to initiate and support many renewable energy research and development projects to help develop these technologies (e.g., photovoltaic projects). They are also conducting integrated resource planning to evaluate the use of more renewables. Nevertheless, about 6.9% of electricity sales for 2001 were from renewable resources and the Company believes it may be difficult to increase this percentage, particularly if sales of electricity increase in future years as projected. Thus, at this time, management cannot predict the impact of this law or of proposed legislation on the Company or its customers.

Effects of inflation

U.S. inflation, as measured by the U.S. Consumer Price Index, averaged 1.6 % in 2001, 3.4% in 2000 and 2.2% in 1999. Hawaii inflation, as measured by the Honolulu Consumer Price Index, averaged an estimated 1.2% in 2001, 1.7% in 2000 and 1.0% in 1999. Although the rate of inflation over the past three years has been relatively low compared with the late 1970's and early 1980's, inflation continues to have an impact on the Company's operations.

--------------------------------------------------------------------------------

     Inflation increases operating costs and the replacement cost of assets. With significant physical assets, HECO and its subsidiaries replace assets at much higher costs and must request and obtain rate increases to maintain adequate earnings. In the past, the PUC has generally approved rate increases to cover the effects of inflation. The PUC granted rate increases in 2001 and 2000 for HELCO, and in 1999 for MECO, in part to cover increases in construction costs and operating expenses due to inflation.

Recent accounting pronouncements

See "Recent accounting pronouncements" in Note 1 of the "Notes to Consolidated Financial Statements."

                         Liquidity and capital resources
                         -------------------------------

The Company believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to cover debt and other cash requirements in the foreseeable future.

     The Company's total assets were $2.4 billion at December 31, 2001 and 2000.

     The consolidated capital structure of HECO was as follows:

December 31                                        2001           2000
---------------------------------------------------------------------------
(in millions)
Short-term borrowings from nonaffiliates
   and affiliate ..........................   $   49     3%   $  113     7%
Long-term debt including amounts
   due within one year ....................      685    39       668    38
HECO-obligated preferred securities of
   trust subsidiaries .....................      100     6       100     6
Preferred stock ...........................       34     2        34     2
Common stock equity .......................      877    50       825    47
---------------------------------------------------------------------------
                                              $1,745   100%   $1,740   100%
===========================================================================

     As of February 13, 2002, the Standard & Poor's (S&P) and Moody's Investors Service's (Moody's) ratings of HECO securities were as follows:

                                                                 S&P     Moody's
--------------------------------------------------------------------------------

Commercial paper .........................................       A-2      P-2

Revenue bonds (insured) ..................................       AAA      Aaa

Revenue bonds (noninsured) ...............................       BBB+     Baa1

HECO-obligated preferred securities of trust
    subsidiaries .........................................       BBB-     Baa2

Cumulative preferred stock (selected series) .............       nr       Baa3

--------------------------------------------------------------------------------

nr  Not rated.

The above ratings are not recommendations to buy, sell or hold any securities; such ratings may be subject to revision or withdrawal at any time by the rating agencies; and each rating should be evaluated independently of any other rating.

     In July 2001, Moody's announced changes to all issuers' preferred stock and trust preferred stock ratings. These issues are now rated on the debt scale of Aaa to C. According to Moody's, the change was of a technical nature and not indicative of changes in fundamental credit quality. S&P has a "Negative" ratings outlook for HECO due in part to weakness in the Hawaii economy. Moody's has a "Stable" ratings outlook for HECO. HECO management cannot predict with certainty

--------------------------------------------------------------------------------

future rating agency actions or their effects on the future availability and cost of capital to HECO.

     Capital expenditures requiring the use of cash, as shown on the "Consolidated Statements of Cash Flows," totaled approximately $115.5 million in 2001, of which $69.3 million was attributable to HECO, $20.5 million to HELCO and $25.7 million to MECO. Approximately 69% of the total 2001 capital expenditures were for transmission and distribution projects and approximately 31% was for generation and general plant projects. Cash contributions in aid of construction received in 2001 totaled $11.0 million.

     In 2001, the Company's investing activities used $104.6 million in cash, primarily for capital expenditures. Financing activities used net cash of $93.8 million, including $45.1 million for the payment of common and preferred stock dividends and trust preferred securities distributions, $64.9 million net decrease (excluding prepaid interest) in short-term borrowings, partly offset by a $17.3 million net increase in long-term debt. Operating activities provided $198.7 million.

     The Companies' consolidated financing requirements for 2002 through 2006, including net capital expenditures and long-term debt and preferred stock retirements, are estimated to total $619 million. Consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide cash in excess of the consolidated financing requirements and may be used to reduce the level of short-term borrowings.

     As of December 31, 2001, $10.8 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO remain undrawn. Also as of December 31, 2001, an additional $65 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance by the Department of Budget and Finance of the State of Hawaii for the benefit of HECO and HELCO prior to the end of 2003. HECO does not anticipate the need to issue common equity over the five-year period 2002 through 2006. The PUC must approve issuances, if any, of equity and long-term debt securities by HECO, HELCO and MECO.

     Capital expenditures include the costs of projects that are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 2002 through 2006 are currently estimated to total $606 million. Approximately 60% of forecast gross capital expenditures, which includes AFUDC and capital expenditures funded by third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 40% primarily for generation projects.

     For 2002, net capital expenditures are estimated to be $114 million. Gross capital expenditures are estimated to be $132 million, including approximately $88 million for transmission and distribution projects, approximately $30 million for generation projects and approximately $14 million for general plant and other projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures in 2002.

     Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, DSM programs, the effects of opposition to proposed construction projects and requirements of environmental and other regulatory and permitting authorities.

--------------------------------------------------------------------------------

     The Company utilizes short-term debt to support normal operations and other temporary requirements. At December 31, 2001, HECO maintained bank lines of credit which totaled $110 million (maturing in the first half of 2002). HECO maintained these lines of credit, and anticipates arranging similar lines of credit as the existing lines of credit mature (as deemed necessary), to support the issuance of commercial paper and for other general corporate purposes. At December 31, 2001, the lines of credit were unused. Management believes that if HECO's commercial paper ratings were downgraded, HECO might not be able to sell commercial paper under current market conditions. See S&P and Moody's ratings above and Note 5 in the "Notes to Consolidated Financial Statements."

     See Note 11 in the "Notes to Consolidated Financial Statements" for a discussion of fuel and power purchase commitments.

Selected contractual obligations and commitments
------------------------------------------------
The following tables present aggregated information about certain contractual obligations and commercial commitments:

December 31, 2001                                              Payment due by period
----------------------------------------------------------------------------------------------
                                                       Less
                                                       than     1-3     4-5     After
(in millions)                                        1 year   years   years   5 years   Total
----------------------------------------------------------------------------------------------
Contractual obligations
Long-term debt...................................     $ 15    $ --    $ --    $  670    $  685
HECO-obligated preferred
   securities of trust subsidiaries..............       --      --      --       100       100
Operating leases.................................        2       3       1         2         8
Fuel oil purchase obligations (estimate based
on January 1,   2002 fuel oil prices)............
                                                       195     390      --        --       585
Purchase power obligations-
   minimum fixed capacity
   charges.......................................      123     246     232     1,724     2,325
----------------------------------------------------------------------------------------------
                                                      $335    $639    $233    $2,496    $3,703
==============================================================================================

December 31, 2001
--------------------------------------------------------------------------------
(in millions)

Other commercial commitments (all expire in 2002)
Lines of credit.........................................................    $110

The tables above do not include other categories of obligations and commitments, such as trade payables, obligations under purchase orders and amounts that may become payable in future periods under collective bargaining and other employment agreements and employee benefit plans.

     Certain factors that may affect future results and financial condition
     ----------------------------------------------------------------------

The Company's results of operations and financial condition can be affected by numerous factors, many of which are beyond its control and could cause future results of operations to differ materially from historical results. The following is a discussion of certain of these factors.

Economic conditions

The Company's operating results are significantly influenced by the strength of Hawaii's economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism. For 2001, visitor arrivals declined by 9% from 2000 and the State of Hawaii estimates that, for the year 2001, total

--------------------------------------------------------------------------------

jobs have increased by 0.4% and real gross state product has grown by 1.2%, less than one-half of the growth rate predicted prior to the events of September 11, 2001. The negative impact on the state's economy of the decline in tourism has been offset to some degree by strength in the construction industry and the stability of expenditures by the federal government.

     HECO and its subsidiaries project that KWH sales growth in 2002 will be 1.1%. However, if KWH sales decline, HECO and its subsidiaries estimate that each one percentage point drop in annual KWH sales would result in a decline in net income of approximately $4 million. If KWH sales decline and other negative financial effects are experienced in an economic downturn, such as increases in uncollected billings resulting from business closures and layoffs, HECO and its subsidiaries will implement additional cost-controlling steps.

     Federal and state governmental actions in response to the September 11, 2001 terrorist attacks and the subsequent economic downturn could benefit the Hawaii economy. Because of the heightened concern over national security, Hawaii's defense sector could benefit if Congress approves additional federal spending for defense. The Governor called the Hawaii Legislature into a special session in October 2001 to consider an economic stimulus package to help mitigate the negative effects of the terrorist attacks. Appropriations were authorized in the session for capital improvement and construction projects, tourism marketing and emergency food and housing assistance, as well as to strengthen security and make improvements at airports. The Hawaii legislature reconvened in regular session in January 2002, but it is too early to determine the nature (or the effect on the Hawaii economy or the Company) of any actions it may take.

     Hawaii's economic recovery is expected to be gradual. There are signs of recovery in both the domestic and international visitor markets, and most sectors of Hawaii's economy are expected to show consistent improvement by the second quarter of 2002. However, because Hawaii's primary visitor markets, the mainland U.S. and Japan, are expected to respectively show slow and negative growth in the coming year, the current slowdown in Hawaii's economy may linger for some time. Hawaii's recovery back to pre-September 11, 2001 levels of economic activity may not be reached before 2003. A key to Hawaii's recovery period will be how fast consumers and businesses return to pre-September 11, 2001 spending, travel and consumption patterns.

Competition

The electric utility industry is becoming increasingly competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO and its subsidiaries have been offering customers economic alternatives to what their competitors offer that, among other things, employ energy efficient electrotechnologies such as heat pump water heaters and high efficiency chillers.

     In 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. Several of the parties submitted final statements of position to the PUC in 1998. HECO's position in the proceeding was that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making (PBR) and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals.

--------------------------------------------------------------------------------

     In May 1999, the PUC approved HECO's standard form contract for customer retention that allows HECO to provide a rate option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. Based on HECO's current rates, the standard form contract provides a 2.77% and an 11.27% discount on base energy rates for "Large Power" and "General Service Demand" customers, respectively. In March 2000, the PUC approved a similar standard form contract for HELCO which, based on HELCO's current rates, provides a 10.00% discount on base energy rates for "Large Power" and "General Service Demand" customers.

     In December 1999, HECO, HELCO and MECO filed an application with the PUC seeking permission to implement PBR in future rate cases. In early 2001, the PUC dismissed the PBR proposal without prejudice, indicating it declined at that time to change its current cost of service/rate of return methodology for determining electric utility rates.

     In January 2000, the PUC submitted to the legislature a status report on its investigation of competition. The report stated that competitive bidding for new power supplies (i.e., wholesale generation competition) is a logical first step to encourage competition in the state's electric industry and that the PUC plans to proceed with an examination of the feasibility of competitive bidding and to review specific policies to encourage renewable energy resources in the power generation mix. The report states that "further steps" by the PUC "will involve the development of specific policies to encourage wholesale competition and the continuing examination of other areas suitable for the development of competition." HECO is unable to predict the ultimate outcome of the proceeding, which (if any) of the proposals advanced in the proceeding will be implemented or whether the parties will seek and obtain state legislative action on their proposals (other than the legislation described above under "Results of operations-Legislation").

U.S. capital markets and interest rate environment

Changes in the U.S. capital markets can have significant effects on the Company. For example, HECO and its subsidiaries estimate pension income for 2002, net of amounts capitalized and income taxes, will be $2 million lower than in 2001 primarily as a result of the effect of the stock market decline on the performance of the assets in HEI's master pension trust and a decrease at December 31, 2001 in the discount rate used to determine the service and interest cost components of the net periodic pension benefit return for 2002.

     HECO and its subsidiaries are exposed to interest rate risk primarily due to their borrowings. They attempt to manage this risk in part by incurring or refinancing debt in periods of low interest rates and by usually issuing fixed-rate rather than floating-rate long-term debt. As of December 31, 2001, the Company had no commercial paper outstanding.

Technological developments

New technological developments (e.g., the commercial development of fuel cells or distributed generation) may impact the Company's results of operations and financial condition.

Limited insurance

In the ordinary course of business, the Company purchases insurance coverages (e.g., property and liability coverages) to protect itself against loss of or damage to its properties and against claims made by third-parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, the Company has no coverage. For example the Company's overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have a replacement value roughly estimated at $2 billion and are uninsured because the amount of transmission and distribution system insurance available is limited and the premiums are cost prohibitive. Similarly, the Company has no business interruption insurance as the premiums for such insurance would be cost prohibitive, particularly since the utilities are not interconnected to other systems. If a hurricane or other uninsured catastrophic natural disaster should occur, and the PUC does not allow the Company to recover from ratepayers restoration costs and revenues lost from business interruption, the Company's

--------------------------------------------------------------------------------

results of operations and financial condition could be materially adversely impacted. Also, certain of the Company's insurance has substantial "deductibles" or has limits on the maximum amounts that may be recovered. If a series of losses occurred, such as from a series of lawsuits in the ordinary course of business each of which were subject to the deductible amount, or if the maximum limit of the available insurance were substantially exceeded, the Company could incur losses in amounts that have a material adverse effect on its results of operations or financial condition.

Environmental matters

The Company is subject to environmental laws and regulations that regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. These laws and regulations, among other things, require that certain environmental permits be obtained as a condition to constructing or operating certain facilities, and obtaining such permits can entail significant expense and cause substantial construction delays. Also, these laws and regulations may be amended from time to time, including amendments that increase the burden and expense of compliance. Management believes that the recovery through rates of most, if not all, of any costs incurred by HECO and its subsidiaries in complying with environmental requirements would be allowed by the PUC.

     An ongoing environmental investigation is the Honolulu Harbor environmental investigation described in Note 11 in the "Notes to Consolidated Financial Statements." Although this investigation is expected to entail significant expense over the next several years, management does not believe, based on information available to the Company, that the costs of this investigation or any other contingent liabilities relating to environmental matters will have a material adverse effect on the Company. However, there can be no assurance that a significant environmental liability will not be incurred by the Company, including with respect to the Honolulu Harbor environmental investigation.

Regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HECO and its utility subsidiaries and in other matters. Any adverse D&O by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. At December 31, 2001, HECO and its subsidiaries had recognized $12 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

     Management cannot predict with certainty when D&Os in future rate cases will be rendered or the amount of any interim or final rate increase that may be granted. There are no rate cases pending at this time. HECO, however, has committed to file a rate increase application within three years using a 2003 or 2004 test year.

     The rate schedules of HECO and its subsidiaries include energy cost adjustment clauses under which electric rates charged to customers are automatically adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. In 1997 PUC decisions approving the electric utilities' fuel supply contracts, the PUC noted that, in light of the length of the fuel supply contracts and the relative stability of fuel prices, the need for continued use of energy cost adjustment clauses would be the subject of investigation in a generic docket or in a future rate case. HECO and its subsidiaries believe that the energy cost adjustment clauses continue to be necessary. These clauses were continued in the most recent HELCO and MECO rate cases.

--------------------------------------------------------------------------------

     Consultants periodically conduct depreciation studies for the Company to determine whether the existing approved rates and methods used to calculate depreciation accruals are appropriate for the production, transmission, distribution and general plant accounts. If it is determined that the existing rates and methods are not appropriate, changes to those rates are recommended as part of the study. The PUC must approve the implementation of any recommended changes.

Fuel oil and purchased power

HECO and its subsidiaries rely on fuel oil suppliers and independent power producers to deliver fuel oil and power, respectively. The Company estimates that 76% of the net energy generated and purchased in 2002 will be generated from the burning of oil. Purchased KWHs provided approximately 39.0% of the total net energy generated and purchased in 2001 compared to 36.4% in 2000 and 35.7% in 1999.

     Failure by the Company's oil suppliers to provide fuel pursuant to existing supply contracts, or failure by a major independent power producer to deliver the firm capacity anticipated in its power purchase agreement, could interrupt the ability of the Company to deliver electricity, thereby materially adversely affecting the Company's results of operations and financial condition. HECO, however, maintains an inventory of fuel oil in excess of one month's supply, and HELCO and MECO maintain approximately a one month's supply of both medium sulfur fuel oil and diesel fuel. Some, but not all, of the Company's power purchase agreements require that the independent power producers maintain minimum fuel inventory levels and all of the firm capacity power purchase agreements include provisions imposing substantial penalties for failure to produce the firm capacity anticipated by those agreements.

Other regulatory and permitting contingencies

Many public utility projects require PUC approval and various permits (e.g., environmental and land use permits) from other agencies. Delays in obtaining PUC approval or permits can result in increased costs. If a project does not proceed or if the PUC disallows costs of the project, the project costs may need to be written off in amounts that could have a material adverse effect on the Company. The following two major capital improvement projects have encountered opposition and one of them has been seriously delayed.

Keahole project. In 1991, HELCO began planning to meet increased electric generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator, at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. The timing of the installation of HELCO's phased units has been revised on several occasions due to delays in obtaining an air permit and a land use permit amendment, in addition to delays caused by the commencement of lawsuits and administrative proceedings, many of which are on appeal or otherwise have not been finally resolved. See Note 11 in the "Notes to Consolidated Financial Statements" for a more detailed description of the history and status of this project.

     In November 2001, a final air permit became effective. The principal remaining hurdle is an extension of the construction period under the amendment to the land use permit, which extension has to be a approved by the Board of Land and Natural Resources of the State of Hawaii (BLNR). Management believes that the issues surrounding the amendment to the land use permit and other related issues will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Management currently projects an in-service date toward the end of 2002 for CT-4 and CT-5.

     There can be no assurances, however, that these results will be achieved or that this time frame will be met. In addition, the recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2001. However, if it becomes probable that CT-4 and/or CT-5 will not be installed or probable that, even if CT-4 and CT-5 are installed, the PUC will disallow certain costs for rate-making purposes, HELCO may be required

-----------------------------------------------

to write off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 2001, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (less costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $75 million, including $29 million for equipment and material purchases, $26 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC. HELCO discontinued accruing AFUDC on this project in 1998.

Kamoku-Pukele transmission line. HECO plans to construct a part underground/part overhead 138 kv transmission line from the Kamoku substation to the Pukele substation in order to close the gap between two major transmission corridors and provide a third 138 kv transmission line to the Pukele substation. The proposed Kamoku to Pukele transmission line project requires the BLNR to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that is in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line.

     The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing. The BLNR appointed a hearings officer and the contested case hearing was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO's request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line's adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. The BLNR will consider exceptions from the respective parties to the proposed findings, conclusions and recommendations before rendering a decision on the CDUP. A BLNR decision on the CDUP is anticipated by July 14, 2002, the expiration date for processing the CDUP application. If the BLNR denies HECO's request for a CDUP, HECO plans to pursue an alternative all-underground route on land not designated as conservation land.

     The Kamoku to Pukele transmission line is scheduled to be in service by the second half of 2005 if construction is started by the first quarter of 2004. The actual construction start date will depend on permitting and approval processes, including approval from the PUC. Management believes that the required permits and approvals necessary to complete the Kamoku to Pukele transmission line, along the proposed route or an alternate route, will be obtained.

     As of December 31, 2001, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $15 million, including $11 million for planning, engineering and permitting costs and $4 million for an allowance for funds used during construction. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required as of December 31, 2001. However, if it becomes probable that the Kamoku to Pukele transmission line will not be installed, or probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service. See "Oahu transmission system" in Note 11 of the "Notes to Consolidated Financial Statements."

               Material estimates and critical accounting policies
               ---------------------------------------------------

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the case of the Company include the amounts reported for regulatory assets, pension

--------------------------------------------------------------------------------

and other postretirement benefit obligations, current and deferred taxes, contingencies and litigation.

     In accordance with SEC Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies," management has identified the following accounting policies to be the most critical to the Company's financial statements--that is, management believes that these policies are both the most important to the portrayal of the Company's financial condition and results of operations, and currently require management's most difficult, subjective or complex judgments.

Utility plant

Utility plant is reported at cost. Self-constructed electric utility plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to utility plant when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

     Management believes that the PUC will allow recovery of utility plant in its electric rates. If the PUC does not allow recovery of any such costs, the Company would be required to write off the disallowed costs at that time. See the discussion above concerning costs recorded in construction in progress for CT-4 and CT-5 at Keahole and the proposed Kamoku-Pukele transmission line under "Certain factors that may affect future results and financial condition-Other regulatory and permitting contingencies."

Retirement benefits

Pension and other postretirement benefit costs/(returns) are charged/(credited) primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain significant assumptions used to determine retirement benefit costs/(returns) are identified in Note 10 of the "Notes to Consolidated Financial Statements." The assumptions used by management are based on current economic conditions. Any changes in economic conditions will impact the underlying assumptions in determining pension and other postretirement benefit costs/(returns) on a prospective basis. HECO and its subsidiaries estimate pension income for 2002, net of amounts capitalized and income taxes, will be $2 million lower than in 2001 primarily as a result of the effect of the stock market decline on the performance of the assets in HEI's master pension trust and a decrease at December 31, 2001 in the discount rate used to determine the service and interest cost components of the net periodic pension benefit return for 2002.

Environmental expenditures

In general, environmental contamination treatment costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing

--------------------------------------------------------------------------------

the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Estimated costs are based upon an expected level of contamination and remediation efforts. Should the level of contamination and remediation efforts be different than initially expected, the ultimate costs will differ. See "Environmental regulation" in Note 11 of the "Notes to Consolidated Financial Statements" for a description of the Honolulu Harbor investigation.

Income taxes

Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Governmental tax authorities could challenge a tax return position taken by management. If the Company's position does not prevail, the Company's results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired.

Regulation by the PUC

The Company is regulated by the PUC. In accordance with Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," the Company's financial statements reflect assets and costs of HECO and its subsidiaries based on current cost-based rate-making regulations. The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities. Management believes HECO and its subsidiaries' operations currently satisfy the SFAS No. 71 criteria. However, if events or circumstances should change so that those criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations and financial position may result as the regulatory assets would be charged to expense. As of December 31, 2001, regulatory assets amounted to $111 million. These regulatory assets are itemized in Note 6 of the "Notes to Consolidated Financial Statements."

Electric utility revenues

Electric utility revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. At December 31, 2001, revenues applicable to energy consumed, but not yet billed, to the customers amounted to $53 million.

     Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order. At December 31, 2001, HECO and its subsidiaries had recognized $12 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders. If a refund were required, the revenues to be refunded would be immediately reversed on the income statement.

     The rate schedules of HECO and its subsidiaries include energy cost adjustment clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power. If the energy cost adjustment clauses were discontinued, the Company`s results of operations could fluctuate significantly as a result of increases and decreases in fuel oil and purchased energy prices.

Quantitative and Qualitative Disclosures about Market Risk
--------------------------------------------------------------------------------

The Company manages various market risks in the ordinary course of business, including credit risk and liquidity risk, and believes its exposures to these risks are not material as of December 31, 2001. Because the Company does not have a portfolio of trading assets, the Company is not exposed to market risk from trading activities. The Company is exposed to some commodity price risk, which is mitigated by the energy cost adjustment clauses in the Company's rate schedules. The Company considers interest rate risk to be a very significant market risk as it could potentially have a significant effect on the Company's financial condition and results of operations. Interest rate risk can be defined as the exposure of the Company's earnings to adverse movements in interest rates. The Company does not currently use derivatives to manage interest rate risk. The Company's general policy is to manage interest rate risk through use of a combination of short- and long-term debt (primarily fixed-rate debt) and preferred securities. The tables below provide information about the Company's market sensitive financial instruments in U.S. dollars, including contractual balances at the stated maturity dates as well as the estimated fair values as of December 31, 2001 and 2000, and constitute "forward-looking statements."

--------------------------------------------------------------------------------

     See Note 15 in the "Notes to Consolidated Financial Statements" for descriptions of the methods and assumptions used to estimate fair value of each applicable class of financial instruments.

                                              Expected maturity                  December 31, 2001
---------------------------------------------------------------------------------------------------
                                                                                          Estimated
                                                                         There-             fair
(dollars in millions)                 2002   2003   2004   2005   2006   after    Total     value
---------------------------------------------------------------------------------------------------
Interest-sensitive
 liabilities
Short-term borrowings                 $48     --     --     --     --      --      $ 48     $ 48
    Average interest
     rate                             2.0%    --     --     --     --      --      2.0%

Long-term debt-
 fixed rate                           $15     --     --     --     --     $670     $685     $666
    Average interest
     rate                             7.9%    --     --     --     --      5.9%     5.9%

HECO-obligated mandatorily
 redeemable trust
 preferred securities
 of subsidiary trusts                  --     --     --     --     --     $100     $100     $100
    Average distribu-
    tion rate                          --     --     --     --     --      7.7%     7.7%

                                            Expected maturity                    December 31, 2000
---------------------------------------------------------------------------------------------------
                                                                                          Estimated
                                                                         There-            fair
(dollars in millions)                 2001   2002   2003   2004   2005    after   Total    value
---------------------------------------------------------------------------------------------------
Interest-sensitive
 liabilities
Short-term borrowings                 $104    --     --     --     --       --     $104     $104
    Average interest
     rate                              7.5%   --     --     --     --       --      7.5%

Long-term debt-
 fixed rate                            --    $2     $3      --     --      $663    $668     $687
    Average interest
     rate                              --     7.9%   7.8%   --     --       5.9%    5.9%

HECO-obligated mandatorily
 redeemable trust
 preferred securities
 of subsidiary trusts                  --     --     --     --     --      $100    $100     $ 93
    Average distribu-
     tion rate                         --     --     --     --     --       7.7%    7.7%

Independent Auditors' Report
--------------------------------------------------------------------------------

To the Board of Directors and Stockholder
Hawaiian Electric Company, Inc.:

     We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. (a wholly owned subsidiary of Hawaiian Electric Industries, Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Honolulu, Hawaii
January 23, 2002

Consolidated Statements of Income
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                               2001         2000         1999
---------------------------------------------------------------------------------------
(in thousands)
Operating revenues..............................   $1,284,312   $1,270,635   $1,050,323
                                                   ----------   ----------   ----------
Operating expenses:
Fuel oil........................................      346,728      362,905      216,693
Purchased power.................................      337,844      311,207      275,691
Other operation.................................      125,565      123,779      136,303
Maintenance.....................................       61,801       66,069       57,425
Depreciation....................................      100,714       98,517       93,301
Taxes, other than income taxes..................      120,894      119,784       99,788
Income taxes....................................       55,434       55,213       48,281
                                                   ----------   ----------   ----------
                                                    1,148,980    1,137,474      927,482
                                                   ----------   ----------   ----------
Operating income................................      135,332      133,161      122,841
                                                   ----------   ----------   ----------
Other income:
Allowance for equity funds used during
 construction...................................        4,239        5,380        4,228
Other, net .....................................        3,197        4,555        3,826
                                                   ----------   ----------   ----------
                                                        7,436        9,935        8,054
                                                   ----------   ----------   ----------
Income before interest and other charges .......      142,768      143,096      130,895
                                                   ----------   ----------   ----------
Interest and other charges:
Interest on long-term debt......................       40,296       40,134       40,133
Amortization of net bond premium and
 expense........................................        2,063        1,938        1,634
Other interest charges .........................        4,697        6,990        6,694
Allowance for borrowed funds used during
 construction...................................       (2,258)      (2,922)      (2,576)
Preferred stock dividends of subsidiaries.......          915          915          945
Preferred securities distributions of
 trust subsidiaries.............................        7,675        7,675        7,665
                                                   ----------   ----------   ----------
                                                       53,388       54,730       54,495
                                                   ----------   ----------   ----------
Income before preferred stock dividends
 of HECO........................................       89,380       88,366       76,400
Preferred stock dividends of HECO...............        1,080        1,080        1,178
                                                   ----------   ----------   ----------
Net income for common stock.....................   $   88,300   $   87,286   $   75,222
                                                   ==========   ==========   ==========

Consolidated Statements of Retained Earnings
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                               2001         2000         1999
---------------------------------------------------------------------------------------
(in thousands)
Retained earnings, January 1....................   $  443,970   $  425,206   $  405,836
Net income for common stock.....................       88,300       87,286       75,222
Common stock dividends..........................      (36,309)     (68,522)     (55,852)
                                                   ----------   ----------   ----------
Retained earnings, December 31..................   $  495,961   $  443,970   $  425,206
                                                   ==========   ==========   ==========
---------------------------------------------------------------------------------

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Balance Sheets
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                          2001          2000
-------------------------------------------------------------------------------------------
(in thousands)
Assets
Utility plant, at cost:
Land...........................................................   $    31,689   $    31,037
Plant and equipment............................................     3,068,254     2,974,153
Less accumulated depreciation..................................    (1,266,332)   (1,170,184)
Plant acquisition adjustment, net..............................           354           406
Construction in progress.......................................       170,558       157,183
                                                                  -----------   -----------
        Net utility plant......................................     2,004,523     1,992,595
                                                                  -----------   -----------
Current assets:
Cash and equivalents...........................................         1,858         1,534
Customer accounts receivable, net..............................        81,872        88,546
Accrued unbilled revenues, net.................................        52,623        64,020
Other accounts receivable, net.................................         2,652         5,426
Fuel oil stock, at average cost................................        24,440        37,124
Materials and supplies, at average cost........................        19,702        16,787
Prepayments and other..........................................        53,744        29,033
                                                                  -----------   -----------
        Total current assets...................................       236,891       242,470
                                                                  -----------   -----------
Other assets:
Regulatory assets..............................................       111,376       116,623
Unamortized debt expense.......................................        12,443        13,455
Long-term receivables and other................................        24,505        27,715
                                                                  -----------   -----------
        Total other assets.....................................       148,324       157,793
                                                                  -----------   -----------
                                                                  $ 2,389,738   $ 2,392,858
                                                                  ===========   ===========
Capitalization and liabilities
Capitalization (see Consolidated Statements of Capitalization):
Common stock equity............................................   $   877,154   $   825,012
Cumulative preferred stock, not subject to mandatory
 redemption....................................................        34,293        34,293
HECO-obligated mandatorily redeemable trust preferred
 securities of subsidiary trusts holding solely
 HECO and HECO-guaranteed debentures...........................       100,000       100,000
Long-term debt, net............................................       670,674       667,731
                                                                  -----------   -----------
        Total capitalization...................................     1,682,121     1,627,036
                                                                  -----------   -----------
Current liabilities:
Long-term debt due within one year.............................        14,595            --
Short-term borrowings-nonaffiliates............................            --       104,398
Short-term borrowings-affiliate................................        48,297         8,764
Accounts payable...............................................        53,966        71,698
Interest and preferred dividends payable.......................        11,765        10,483
Taxes accrued..................................................        86,058        78,186
Other..........................................................        29,799        34,895
                                                                  -----------   -----------
        Total current liabilities..............................       244,480       308,424
                                                                  -----------   -----------
Deferred credits and other liabilities:
Deferred income taxes..........................................       145,608       137,066
Unamortized tax credits........................................        48,512        47,603
Other..........................................................        55,460        61,211
                                                                  -----------   -----------
        Total deferred credits and other liabilities...........       249,580       245,880
                                                                  -----------   -----------
Contributions in aid of construction...........................       213,557       211,518
                                                                  -----------   -----------
                                                                  $ 2,389,738   $ 2,392,858
                                                                  ===========   ===========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Capitalization
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                          2001       2000      1999
---------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
Common stock equity:
Common stock of $6 2/3 par value.
   Authorized: 50,000,000 shares. Outstanding:
   2001, 2000 and 1999, 12,805,843 shares.......   $ 85,387   $ 85,387   $ 85,387
Premium on capital stock........................    295,806    295,655    295,510
Retained earnings...............................    495,961    443,970    425,206
                                                   --------   --------   --------
        Common stock equity.....................    877,154    825,012    806,103
                                                   --------   --------   --------

Cumulative preferred stock
not subject to mandatory redemption:
  Authorized: 5,000,000 shares of $20 par
  value and 7,000,000 shares of $100 par value.
  Outstanding: 2001 and 2000, 1,234,657 shares.

                                 Shares
                               outstanding
           Par                 December 31,
Series    value                   2001             2001      2000
------------------------------------------------------------------

C_4 1/4%  $ 20 (HECO) ......     150,000 .....     3,000     3,000
D_5%        20 (HECO) ......      50,000 .....     1,000     1,000
E_5%        20 (HECO) ......     150,000 .....     3,000     3,000
H_5 1/4%    20 (HECO) ......     250,000 .....     5,000     5,000
I_5%        20 (HECO) ......      89,657 .....     1,793     1,793
J_4 3/4%    20 (HECO) ......     250,000 .....     5,000     5,000
K_4.65%     20 (HECO) ......     175,000 .....     3,500     3,500
G_7 5/8%   100 (HELCO) .....      70,000 .....     7,000     7,000
H_7 5/8%   100 (MECO) ......      50,000 .....     5,000     5,000
                               ---------         -------   -------
                               1,234,657 .....   $34,293   $34,293
                               ---------         -------   -------

                                                                     (continued)

See accompanying "Notes to Consolidated Financial Statements."

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

December 31                                                      2001         2000
-------------------------------------------------------------------------------------
(in thousands)
HECO-obligated mandatorily redeemable trust preferred
   securities of subsidiary trusts holding solely HECO
   and HECO-guaranteed debentures..........................   $  100,000   $  100,000
                                                              ----------   ----------
Long-term debt:
First mortgage bonds:
   HELCO: 7 3/4-7 7/8%, due 2002 through 2003..............        5,000        5,000
                                                              ----------   ----------
Obligations to the State of Hawaii for the repayment
of Special Purpose Revenue Bonds:
   HECO, 5.70%, refunding series 2000, due 2020............       46,000       46,000
   MECO, 5.70%, refunding series 2000, due 2020............       20,000       20,000
   HECO, 6.15%, refunding series 1999D, due 2020...........       16,000       16,000
   HELCO, 6.15%, refunding series 1999D, due 2020..........        3,000        3,000
   MECO, 6.15%, refunding series 1999D, due 2020...........        1,000        1,000
   HECO, 6.20%, series 1999C, due 2029.....................       35,000       35,000
   HECO, 5.75%, refunding series 1999B, due 2018...........       30,000       30,000
   HELCO, 5.75% refunding series 1999B, due 2018...........       11,000       11,000
   MECO, 5.75%, refunding series 1999B, due 2018...........        9,000        9,000
   HELCO, 5.50%, refunding series 1999A, due 2014..........       11,400       11,400
   HECO, 4.95%, refunding series 1998A, due 2012...........       42,580       42,580
   HELCO, 4.95%, refunding series 1998A, due 2012..........        7,200        7,200
   MECO, 4.95%, refunding series 1998A, due 2012...........        7,720        7,720
   HECO, 5.65%, series 1997A, due 2027.....................       50,000       50,000
   HELCO, 5.65%, series 1997A, due 2027....................       30,000       30,000
   MECO, 5.65%, series 1997A, due 2027.....................       20,000       20,000
   HECO, 5 7/8%, series 1996B, due 2026....................       14,000       14,000
   HELCO, 5 7/8%, series 1996B, due 2026...................        1,000        1,000
   MECO, 5 7/8%, series 1996B, due 2026....................       35,000       35,000
   HECO, 6.20%, series 1996A, due 2026.....................       48,000       48,000
   HELCO, 6.20%, series 1996A, due 2026....................        7,000        7,000
   MECO, 6.20%, series 1996A, due 2026.....................       20,000       20,000
   HECO, 6.60%, series 1995A, due 2025.....................       40,000       40,000
   HELCO, 6.60%, series 1995A, due 2025....................        5,000        5,000
   MECO, 6.60%, series 1995A, due 2025.....................        2,000        2,000
   HECO, 5.45%, series 1993, due 2023......................       50,000       50,000
   HELCO, 5.45%, series 1993, due 2023.....................       20,000       20,000
   MECO, 5.45%, series 1993, due 2023......................       30,000       30,000
   HECO, 6.55%, series 1992, due 2022......................       40,000       40,000
   HELCO, 6.55%, series 1992, due 2022.....................       12,000       12,000
   MECO, 6.55%, series 1992, due 2022......................        8,000        8,000
   HELCO, 7 3/8%, series 1990C, due 2020...................       10,000       10,000
   HELCO, 7.60%, series 1990B, due 2020....................        4,000        4,000
                                                              ----------   ----------
                                                                 685,900      685,900
   Less funds on deposit with trustees.....................       10,808       18,549
                                                              ----------   ----------
        Total obligations to the State of Hawaii...........      675,092      667,351
                                                              ----------   ----------
Other long-term debt - unsecured:
   HECO, 7.9% note, due in 2012............................        9,595           --
                                                              ----------    ---------
        Total other long-term debt - unsecured.............        9,595           --
                                                              ----------    ---------
        Total long-term debt...............................      689,687      672,351
Less unamortized discount..................................        4,418        4,620
Less amounts due within one year...........................       14,595           --
                                                              ----------    ---------
       Long-term debt, net.................................      670,674      667,731
                                                              ----------   ----------
        Total capitalization...............................   $1,682,121   $1,627,036
                                                              ==========   ==========

See accompanying "Notes to Consolidated Financial Statements."

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Years ended December 31                                  2001        2000         1999
----------------------------------------------------------------------------------------
(in thousands)
Cash flows from operating activities:
Income before preferred stock dividends of
  HECO..............................................   $  89,380   $  88,366   $  76,400
Adjustments to reconcile income before
    preferred stock dividends of HECO to
    net cash provided by operating activities:
    Depreciation of  utility plant..................     100,714      98,517      93,301
    Other amortization..............................      12,740       8,808       6,330
    Deferred income taxes...........................       8,557       5,961       2,778
    Tax credits, net................................       2,476         982       1,671
    Allowance for equity funds used during
     construction...................................      (4,239)     (5,380)     (4,228)
    Changes in assets and liabilities:
      Decrease (increase) in accounts receivable....       9,448     (23,032)      2,312
      Decrease (increase) in accrued unbilled
       revenues.....................................      11,397     (10,190)    (10,385)
      Decrease (increase) in fuel oil stock.........      12,684      (2,170)    (18,176)
      Decrease (increase) in materials and
       supplies.....................................      (2,915)      3,259      (2,780)
      Increase in regulatory assets, net............      (4,036)     (5,748)     (3,565)
      Increase (decrease) in accounts
       payable......................................     (17,732)     19,582      12,108
      Other.........................................     (19,725)     (9,509)      2,891
                                                       ---------   ---------   ---------
Net cash provided by operating activities...........     198,749     169,446     158,657
                                                       ---------   ---------   ---------
Cash flows from investing activities:
Capital expenditures................................    (115,540)   (130,089)   (108,109)
Contributions in aid of construction................      10,958       8,484      13,784
Proceeds from sales of assets.......................          --          --       1,525
Payments on notes receivable........................          --         138       1,609
                                                       ---------   ---------   ---------
Net cash used in investing activities...............    (104,582)   (121,467)    (91,191)
                                                       ---------   ---------   ---------
Cash flows from financing activities:
Common stock dividends..............................     (36,309)    (68,522)    (55,852)
Preferred stock dividends...........................      (1,080)     (1,080)     (1,178)
Preferred securities distributions of trust
 subsidiaries.......................................      (7,675)     (7,675)     (7,665)
Proceeds from issuance of long-term debt............      17,336      87,507     105,256
Repayment of long-term debt.........................          --     (66,000)    (81,400)
Redemption of preferred stock.......................          --          --     (47,080)
Net increase (decrease) in short-term borrowings
 from nonaffiliates and affiliate with original
 maturities of three months or less.................     (61,869)      3,153     (32,400)
Proceeds from other short-term borrowings...........          --      57,499          --
Repayment of other short-term borrowings............      (3,000)    (55,682)         --
Other...............................................      (1,246)      2,389          36
                                                       ---------   ---------   ---------
Net cash used in financing activities...............     (93,843)    (48,411)   (120,283)
                                                       ---------   ---------   ---------
Net increase (decrease) in cash and equivalents.....         324        (432)    (52,817)
Cash and equivalents, January 1.....................       1,534       1,966      54,783
                                                       ---------   ---------   ---------
Cash and equivalents, December 31...................   $   1,858   $   1,534   $   1,966
                                                       =========   =========   =========

See accompanying "Notes to Consolidated Financial Statements."

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

1.  Summary of significant accounting policies
--------------------------------------------------------------------------------

General

Hawaiian Electric Company, Inc. is engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy on the island of Oahu and, through its two electric utility subsidiaries, on the islands of Hawaii, Maui, Lanai and Molokai in the State of Hawaii.

Basis of presentation

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets, pension and other postretirement benefit obligations, current and deferred taxes, contingencies and litigation.

Consolidation

The consolidated financial statements include the accounts of Hawaiian Electric Company, Inc. (HECO) and its subsidiaries (collectively, the "Company"), Maui Electric Company, Limited (MECO), Hawaii Electric Light Company, Inc. (HELCO), HECO Capital Trust I and HECO Capital Trust II (Trusts). HECO is a wholly-owned subsidiary of Hawaiian Electric Industries, Inc. (HEI).

     All significant intercompany accounts and transactions have been eliminated in consolidation.

Regulation by the Public Utilities Commission of the State of Hawaii (PUC)

The Company is regulated by the PUC and accounts for the effects of regulation under Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." The actions of regulators can affect the timing of recognition of revenues, expenses, assets and liabilities.

Utility plant

Utility plant is reported at cost. Self-constructed plant includes engineering, supervision, and administrative and general costs, and an allowance for the cost of funds used during the construction period. These costs are recorded in construction in progress and are transferred to utility plant when construction is completed and the facilities are either placed in service or become useful for public utility purposes. Upon the retirement or sale of electric utility plant, no gain or loss is recognized. The cost of the plant retired or sold and the cost of removal (net of salvage value) are charged to accumulated depreciation.

Depreciation

Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets being depreciated. Electric utility plant has useful lives ranging from 20 to 45 years for production plant, from 25 to 50 years for transmission and distribution plant and from 8 to 45 years for general plant. The composite annual depreciation rate was 3.9% in 2001, 2000 and 1999.

Cash and equivalents

The Company considers cash on hand, deposits in banks, money market accounts, certificates of deposit, short-term commercial paper and liquid investments (with original maturities of three months or less) to be cash and equivalents.


Retirement benefits

Pension and other postretirement benefit costs/(returns) are charged/(credited) primarily to expense and electric utility plant. The Company's policy is to fund pension costs in amounts consistent with the requirements of the Employee Retirement Income Security Act of 1974. Certain health care and/or life insurance benefits are provided to eligible retired employees and the employees' beneficiaries and covered dependents.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Premium, discount and expense

The expenses of issuing long-term debt securities and the premiums or discounts at which they were sold are amortized against income over the terms of the respective securities. Unamortized issue costs and discounts or premiums on long-term debt retired prior to maturity are classified as regulatory assets or liabilities and are amortized over the remaining term of the retired debt.

Contributions in aid of construction

The Company receives contributions from customers for special construction requirements. As directed by the PUC, the Company amortizes contributions on a straight-line basis over 30 years as an offset against depreciation expense.

Revenues

Revenues are based on rates authorized by the PUC and include revenues applicable to energy consumed in the accounting period but not yet billed to the customers. Revenue amounts recorded pursuant to a PUC interim order are subject to refund, with interest, pending a final order.

     The rate schedules of the Company include energy cost adjustment (ECA) clauses under which electric rates are adjusted for changes in the weighted-average price paid for fuel oil and certain components of purchased power, and the relative amounts of company-generated power and purchased power.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is an accounting practice whereby the costs of debt (AFUDC-Debt) and equity (AFUDC-Equity) funds used to finance plant construction are credited on the statement of income and charged to construction in progress on the balance sheet.

     The weighted-average AFUDC rate was 8.7% in 2001, 8.6% in 2000 and 8.7% in 1999 and reflected quarterly compounding.

Environmental expenditures

The Company is subject to numerous federal and state environmental statutes and regulations. In general, environmental contamination treatment costs are charged to expense, unless it is probable that the PUC would allow such costs to be recovered in future rates, in which case such costs would be capitalized as regulatory assets. Also, environmental costs are capitalized if the costs extend the life, increase the capacity, or improve the safety or efficiency of property; the costs mitigate or prevent future environmental contamination; or the costs are incurred in preparing the property for sale. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.

Income taxes

HECO and its subsidiaries are included in the consolidated income tax returns of HECO's parent, HEI. Income tax expense has been computed for financial statement purposes as if HECO and its subsidiaries filed separate consolidated HECO income tax returns.

     Deferred income tax assets and liabilities are established for the temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such deferred tax assets or liabilities are realized or settled. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

     Federal and state tax credits are deferred and amortized over the estimated useful lives of the properties which qualified for the credits.

     Governmental tax authorities could challenge a tax return position taken by management. If the Company's position does not prevail, the Company's results of operations and financial condition may be adversely affected as the related deferred or current income tax asset would be impaired.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Impairment of long-lived assets and long-lived assets to be disposed of The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Recent accounting pronouncements
Adopted in 2001

Derivative instruments and hedging activities. The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001 with no resulting material impact to consolidated results of operations, financial condition or liquidity. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

To be adopted

Asset retirement obligations. In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs would be capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The Company will adopt SFAS No. 143 on January 1, 2003, but management has not yet determined the impact, if any, of adoption.

Accounting for the impairment or disposal of long-lived assets. In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." For long-lived assets to be held and used, SFAS No. 144 retains the requirements of SFAS No. 121 to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value. Further, SFAS No. 144 eliminates the requirement to allocate goodwill to long-lived assets to be tested for impairment, describes a probability-weighted cash flow estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated for the amount of possible future cash flows, and establishes a "primary-asset" approach to determine the cash flow estimation period. For long-lived assets to be disposed of other than by sale (e.g., assets abandoned, exchanged or distributed to owners in a spinoff), SFAS No. 144 requires that such assets be considered held and used until disposed of. Further, an impairment loss should be recognized at the date an asset is exchanged for a similar productive asset or distributed to owners in a spinoff if the carrying amount exceeds its fair value. For long-lived assets to be disposed of by sale, SFAS No. 144 retains the requirements of SFAS No. 121 to measure a long-lived asset classified as held for sale at the lower of its carrying amount or fair value less cost to sell and to cease depreciation. Operations discontinued after January 1, 2002 would no longer be measured on a net realizable value basis, and future operating losses would no longer be recognized before they occur. SFAS No. 144 broadens the presentation of discontinued operations to include a component of an entity, establishes criteria to determine when a long-lived asset is held for sale, prohibits retroactive reclassification of the asset as held for sale at the balance sheet date if the criteria are met after the balance sheet date but before issuance of the financial statements, and provides accounting guidance for the

Notes to Consolidated Financial Statements,contiuned
--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

reclassification of an asset from "held for sale" to "held and used." The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of SFAS No. 144 on January 1, 2002 with no resulting material impact on the Company's results of operations, financial condition or liquidity.

Reclassifications

Certain reclassifications have been made to prior years' financial statements to conform to the 2001 presentation.

2.  Cumulative preferred stock
--------------------------------------------------------------------------------

The following series of cumulative preferred stock are redeemable only at the option of the respective company and are subject to voluntary liquidation provisions as follows:

                                                    Voluntary
                                                     liquidation     Redemption
                                                        price           price
                                                     December 31,   December 31,
Series                                                   2001           2001
--------------------------------------------------------------------------------
C, D, E, H, J and K (HECO) ......................      $ 20.00        $ 21.00
I (HECO) ........................................        20.00          20.00
G (HELCO) .......................................       100.00             --
H (MECO) ........................................       100.00             --
--------------------------------------------------------------------------------

     HELCO's series G and MECO's series H preferred stock may not be redeemed by the respective subsidiary prior to December 2003.

     On December 15, 1998, the Company announced that it would redeem all outstanding shares of four series of cumulative preferred stock. In January 1999, HECO redeemed all 80,000 shares of its Series M preferred stock, HELCO redeemed all 30,000 shares of its Series A preferred stock and MECO redeemed all 20,000 and 10,000 shares of its Series A and Series B preferred stock, respectively.

     On December 15, 1998, the Company announced that it would redeem all outstanding shares of seven series of cumulative preferred stock which are subject to mandatory sinking fund provisions. In January 1999, HECO redeemed all 76,000 and 130,000 shares of its Series Q and R preferred stock, respectively. HELCO redeemed all 4,500, 5,500 and 60,000 shares of its Series D, E and F preferred stock, respectively. MECO redeemed all 4,800 and 50,000 shares of its Series D and G preferred stock, respectively.

     HECO is obligated to make dividend, redemption and liquidation payments on the preferred stock of either of its subsidiaries if the respective subsidiary is unable to make such payments, provided that such obligation is subordinated to any obligation to make payments on HECO's own preferred stock.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

3. HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
--------------------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust I in the underlying debt securities of HECO, HELCO and MECO.

     In December 1998, HECO Capital Trust II (Trust II), a grantor trust which is a subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million (see Note 2).

     Contractual arrangements (the "Back-up Undertakings") entered into by HECO in connection with the issuance of the 1997 and 1998 trust preferred securities, considered together, constitute a full and unconditional guarantee by HECO, on a subordinated basis, of the periodic distributions due on the 1997 and 1998 trust preferred securities and of amounts due upon the redemption thereof or upon liquidation of the Trusts. The Back-up Undertakings include HECO's (i) guarantee that the Trusts will make their respective periodic distributions and redemption and liquidation payments to the extent the Trusts have funds available therefor,
(ii) the subsidiary guarantees, (iii) obligations under an agreement to pay all expenses and liabilities of the Trusts (other than the obligation of the Trusts to pay amounts due to the holders of the 1997 and 1998 trust preferred securities) and (iv) obligations under the trust agreements, HECO's 1997 and 1998 junior subordinated debentures and the respective indentures pursuant to which the 1997 and 1998 junior subordinated debentures were issued. The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

in HECO's consolidated balance sheets as of December 31, 2001 and 2000. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

4.   Long-term debt
--------------------------------------------------------------------------------

The first mortgage bonds of HELCO are secured by a mortgage which purports to be a lien on substantially all of the real and personal property now owned or hereafter acquired by HELCO. The remaining two series of HELCO's first mortgage bonds were redeemed in early 2002.

     For special purpose revenue bonds, the funds on deposit with trustees represent the undrawn proceeds from the issuance of the special purpose revenue bonds and earn interest at market rates. These funds are available only to pay (or reimburse payment of) expenditures in connection with certain authorized construction projects and certain expenses related to the bonds.

     At December 31, 2001, the aggregate payments of principal required on long-term debt during the next five years are $14,595,000 in 2002 and nil in 2003, 2004, 2005 and 2006.

5.   Short-term borrowings
--------------------------------------------------------------------------------

There were no short-term borrowings from nonaffiliates at December 31, 2001. Short-term borrowings from nonaffiliates at December 31, 2000 had a weighted average interest rate of 7.5%, and consisted entirely of commercial paper.

     At December 31, 2001 and 2000, the Company maintained bank lines of credit which totaled $110 million ($10 million maturing in February 2002, $50 million maturing in April 2002 and $50 million maturing in May 2002) and $110 million, respectively. The Company maintains lines of credit to support the issuance of commercial paper and for other general corporate purposes. None of the lines are secured. The Company borrowed and repaid $8,800,000 under a line of credit in 2001. There were no borrowings under any line of credit at December 31, 2001 or during 2000.

6.   Regulatory assets
--------------------------------------------------------------------------------

In accordance with SFAS No. 71, the Company's consolidated financial statements reflect assets and costs based on current cost-based rate-making regulations. Continued accounting under SFAS No. 71 requires that certain criteria be met. Management believes the Company's operations currently satisfy the criteria. However, if events or circumstances should change so that the criteria are no longer satisfied, management believes that a material adverse effect on the Company's results of operations, financial position or liquidity may result as the regulatory assets would be charged to expense.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

     Regulatory assets are expected to be fully recovered through rates over PUC authorized periods ranging from one to 36 years, and included the following deferred costs:

December 31                                                   2001       2000
-------------------------------------------------------------------------------
(in thousands)

Income taxes ............................................   $ 62,467   $ 60,263
Postretirement benefits other than pensions..............     19,687     21,477
Unamortized expense and premiums on retired debt and
 equity issuances .......................................     12,100     12,383
Integrated resource planning costs ......................      6,243     10,592
Vacation earned, but not yet taken ......................      4,929      5,919
Other ...................................................      5,950      5,989
                                                            --------   --------
                                                            $111,376   $116,623
                                                            ========   ========

Regulatory asset related to Barbers Point Tank Farm project costs

In December 1991, HECO filed an application with the PUC for the installation of a nominal 200 MW combined cycle power plant. Due to changes in circumstances, the expected timing for HECO's next generating unit was significantly delayed, and HECO withdrew its application in May 1993. In August 1994, HECO informed the PUC that, consistent with past and current company practices, the accumulated project costs would be allocated primarily to ongoing active capital projects. The PUC advised HECO to file an application, which it did in February 1995, citing project costs of $5.8 million. The Consumer Advocate objected to the accounting treatment proposed by HECO. To simplify and expedite the proceeding, in September 2000, HECO and the Consumer Advocate reached an agreement on the accounting treatment, subject to PUC approval. Acceptance of the agreement by the parties was without prejudice to any position either of them may take in any subsequent proceeding. Under the agreement, $4.5 million of the $5.8 million total project costs would be amortized to operating expense ratably over a five-year period. In September 2000, HECO adjusted the project costs by $1.3 million to reflect the agreement with the Consumer Advocate, resulting in an after tax write-off of $0.8 million. In September 2001, HECO received PUC approval to amortize $4.5 million over a five-year period, which HECO began in October 2001.

Integrated Resource Planning costs

In 1992, the PUC established a framework for Integrated Resource Planning (IRP) and ordered the companies to develop an integrated resource plan in accordance with the IRP framework. The framework also provides that the utilities are entitled to recover appropriate IRP and implementation costs. Each year, the electric utilities submit a budget of the IRP costs for the upcoming year, and request subsequent recovery of the actual costs incurred. Actual IRP costs incurred since 1995 have been recorded as a regulatory asset, and the electric utilities have been awaiting PUC approval for recovery of those costs.

     In August 2000, pursuant to a stipulation filed by the electric utilities and the parties in the IRP cost proceedings, the PUC issued an order allowing the electric utilities to begin recovering the 1995 through 1999 IRP costs (over a 12 month period for HECO and a 24 month period for HELCO and MECO). The utilities were allowed to begin recovering the 2000 IRP costs (over a 1 month period for HECO and a 10 month period for HELCO and MECO) under a stipulation filed in February 2001. Recovery of IRP costs is subject to refund with interest, pending the PUC's final decision and order approving recovery of each respective year's IRP costs. On September 1, 2000, the electric utilities began recovering 1995 through 1999 IRP costs, and on November 1, 2001 began recovering 2000 IRP costs, through a surcharge on customers bills. As of December 31, 2001, the amount of revenues recorded, subject to refund with interest, amounted to $11.9 million.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

7.  Income taxes
--------------------------------------------------------------------------------

The components of income taxes charged to operating expenses were as follows:

Years ended December 31                              2001      2000       1999
--------------------------------------------------------------------------------
(in thousands)

Federal:
   Current ......................................   $41,120   $43,206   $39,678
   Deferred .....................................     8,584     6,243     3,841
   Deferred tax credits, net ....................    (1,567)   (1,585)   (1,596)
                                                    -------   -------   -------
                                                     48,137    47,864    41,923
                                                    -------   -------   -------
State:
   Current ......................................     3,272     5,446     4,181
   Deferred .....................................     1,549       921       506
   Deferred tax credits, net ....................     2,476       982     1,671
                                                    -------   -------   -------
                                                      7,297     7,349     6,358
                                                    -------   -------   -------
Total ...........................................   $55,434   $55,213   $48,281
                                                    =======   =======   =======

     Income tax benefits related to nonoperating activities, included in "Other, net" on the consolidated statements of income, amounted to $18,000, $162,000 and $234,000 for 2001, 2000 and 1999, respectively.

     A reconciliation between income taxes charged to operating expenses and the amount of income taxes computed at the federal statutory rate of 35% on income before income taxes and preferred stock dividends follows:

Years ended December 31                               2001       2000     1999
--------------------------------------------------------------------------------
(in thousands)

Amount at the federal statutory income tax rate .. $51,005 $50,573 $43,969 State income taxes on operating income, net of
 effect on federal income taxes ..................     4,743     4,777     4,133
Other ............................................      (314)     (137)      179
                                                     -------   -------   -------
Income taxes charged to operating expenses .......   $55,434   $55,213   $48,281
                                                     =======   =======   =======

     The tax effects of temporary differences which give rise to deferred tax assets and liabilities were as follows:

December 31                                                     2001      2000
-------------------------------------------------------------------------------
(in thousands)

Deferred tax assets:
    Property, plant and equipment ........................   $ 12,488   $ 11,676
   Contributions in aid of construction and customer
    advances .............................................     47,546     49,240
   Other .................................................     12,382     12,295
                                                             --------   --------
                                                               72,416     73,211
                                                             --------   --------
Deferred tax liabilities:
   Property, plant and equipment .........................    170,559    172,216
   Regulatory assets .....................................     24,313     23,672
   Other .................................................     23,152     14,389
                                                             --------   --------
                                                              218,024    210,277
                                                             --------   --------
Net deferred income tax liability ........................   $145,608   $137,066
                                                             ========   ========

     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon historical taxable income, projections for future taxable income and tax planning strategies, management believes it is more likely than not the Company will realize the benefits of the deferred tax assets and provided no valuation allowance for deferred tax assets during 2001, 2000 and 1999.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

8.   Cash flows
--------------------------------------------------------------------------------

Supplemental disclosures of cash flow information Cash paid during 2001, 2000 and 1999 for interest (net of AFUDC-Debt) and income taxes was as follows:

Years ended December 31                              2001      2000      1999
-------------------------------------------------------------------------------
(in thousands)
Interest ........................................   $43,519   $44,020   $48,163
                                                    =======   =======   =======
Income taxes ....................................   $38,392   $56,875   $38,856
                                                    =======   =======   =======

Supplemental disclosures of noncash activities

The allowance for equity funds used during construction, which was charged primarily to construction in progress, amounted to $4,239,000, $5,380,000 and $4,228,000 in 2001, 2000 and 1999, respectively.

     The estimated fair value of noncash contributions in aid of construction amounted to $2,364,000, $6,550,000 and $2,859,000 in 2001, 2000 and 1999,
respectively.

9.   Major customers
--------------------------------------------------------------------------------

HECO and its subsidiaries derived approximately 10% of their operating revenues from the sale of electricity to various federal government agencies in 2001 and 2000, and 9% in 1999. These revenues amounted to $127,405,000 in 2001, $122,969,000 in 2000 and $98,192,000 in 1999.

10.  Retirement benefits
--------------------------------------------------------------------------------

Pensions

The Company has several defined benefit pension plans which cover substantially all employees. In general, benefits are based on the employees' years of service and base compensation.

Postretirement benefits other than pensions

The Company provides various postretirement benefits other than pensions to eligible employees upon retirement. HECO and its subsidiaries provide eligible employees health and life insurance benefits upon retirement. The amount of health benefits is based on retirees' years of service and retirement date. Generally, employees are eligible for these benefits if, upon retirement, they participate in one of the Company's defined benefit pension plans.

Change in method of calculating market-related value of retirement benefit plan assets

Since 1993, the Company has determined the market-related value of retirement benefit (pension and other postretirement benefits) plan assets by calculating the difference between the expected return and the actual return on the fair value of the plan assets, then amortizing the difference over future years -- 0% in the first year and 25% in years two to five, and finally adding or subtracting the unamortized differences for the past four years from fair value. For the year 2000 and future years, the method of calculating the market-related value of the plan assets was changed to include a 15% range around the fair value of such assets (i.e., 85% to 115% of fair value). If the market-related value is outside the 15% range, then the amount outside the range will be recognized immediately in the calculation of annual net periodic benefit cost. If the market-related value remains within the 15% range, the Company will continue to amortize the difference over future years using the amortization method used from 1993 to 1999. This change in accounting principle is preferable because it results in calculated asset values of the plans that more closely approximate fair value, while still mitigating the effect of annual fair value fluctuations. No range was used in

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

prior years as the market-related value of the plan assets was within the 15% range at each year end from 1993 to 1998. Therefore, the cumulative effect of this change was nil. The effect of the change in accounting principle on 2000 was to increase net income approximately $4.2 million.

     The changes in benefit obligations and plan assets, the funded status of the plans and the unrecognized and recognized amounts in the balance sheet were as follows:

                                                         Pension benefits          Other benefits
                                                      -----------------------------------------------

(in thousands)                                            2001         2000         2001         2000
-----------------------------------------------------------------------------------------------------
Benefit obligation, January 1 .....................   $552,030    $ 509,943    $ 122,161    $ 116,958
Service cost ......................................     16,317       15,385        2,951        2,737
Interest cost .....................................     40,073       38,526        9,128        8,742
Amendments ........................................       (217)          --           --           --
Actuarial loss ....................................     15,170       18,319       15,344            5
Benefits paid .....................................    (32,337)     (30,143)      (6,529)      (6,281)
-----------------------------------------------------------------------------------------------------
Benefit obligation, December 31 ...................    591,036      552,030    $ 143,055      122,161
-----------------------------------------------------------------------------------------------------
Fair value of plan assets, January 1 ..............    788,955      842,872      102,265      110,643
Actual loss on plan assets ........................    (79,291)     (23,904)     (11,264)      (6,029)
Employer contribution .............................        242          165        3,976        3,932
Benefits paid .....................................    (32,316)     (30,178)      (6,529)      (6,281)
-----------------------------------------------------------------------------------------------------
Fair value of plan assets, December 31 ............    677,590      788,955       88,448      102,265
-----------------------------------------------------------------------------------------------------
Funded status .....................................     86,554      236,925      (54,607)     (19,896)
Unrecognized net actuarial gain ...................    (32,930)    (211,224)      (6,915)     (46,002)
Unrecognized net transition obligation ............      3,223        5,496       35,907       39,171
Unrecognized prior service gain ...................     (8,781)      (9,313)          --           --
-----------------------------------------------------------------------------------------------------
Net amount recognized, December 31 ................   $ 48,066    $  21,884    $ (25,615)   $ (26,727)
=====================================================================================================
Amounts recognized in the balance sheet consist of:
    Prepaid benefit cost ..........................   $ 50,626    $  24,493    $      --    $      --
    Accrued benefit liability .....................     (2,751)      (2,740)     (25,615)     (26,727)
    Intangible asset ..............................         --           90           --           --
    Accumulated other comprehensive
      income ......................................        191           41           --           --
-----------------------------------------------------------------------------------------------------
Net amount recognized, December 31 ................   $ 48,066    $  21,884    $ (25,615)   $ (26,727)
=====================================================================================================

     The following weighted-average assumptions were used in the accounting for the plans:

                                       Pension benefits           Other benefits
                                   ------------------------------------------------
December 31                          2001    2000     1999     2001    2000    1999
-----------------------------------------------------------------------------------
Discount rate ..................    7.25%    7.50%    7.75%    7.25%   7.50%   7.75%
Expected return on plan assets..   10.0     10.0     10.0     10.0    10.0    10.0
Rate of compensation increase...    4.6      4.6      4.6      4.6     4.6     4.6

     At December 31, 2001, the assumed health care trend rates for 2002 and future years were as follows: medical, 8.69%, grading down to 4.75%; dental, 4.75%; and vision, 3.75%.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

The components of the net periodic benefit cost (return) were as follows:

                                       Pension benefits                 Other benefits
                              -----------------------------------------------------------------
(in thousands)                  2001        2000       1999         2001      2000       1999
-----------------------------------------------------------------------------------------------
Service cost ..............   $ 16,317    $ 15,385    $ 19,475    $ 2,951    $ 2,737    $ 3,172
Interest cost .............     40,073      38,526      36,384      9,128      8,742      7,685
Expected return on plan
  assets ..................    (75,644)    (70,460)    (57,104)    (9,882)    (9,189)    (7,644)
Amortization of unre-
  cognized transition
  obligation ..............      2,273       2,273       2,273      3,264      3,264      3,264
Amortization of prior
  service gain ............       (750)       (703)       (703)        --         --         --
Recognized actuarial
  loss (gain) .............     (8,210)     (9,398)          9     (2,597)    (3,112)    (1,464)
-----------------------------------------------------------------------------------------------
Net periodic benefit
  cost (return) ...........   $(25,941)   $(24,377)   $    334    $ 2,864    $ 2,442    $ 5,013
===============================================================================================

     Of the net periodic pension benefit costs (returns), the Company recorded income of $19.8 million in 2001 and $18.7 million in 2000 and recorded expense of $0.2 million in 1999, respectively, and credited or charged the remaining amounts primarily to electric utility plant. Of the net periodic other benefit costs, the Company expensed $2.2 million, $1.9 million and $3.7 million in 2001, 2000 and 1999, respectively, and charged the remaining amounts primarily to electric utility plant.

     At December 31, 2001 and 2000, the Company had pension plans in which the accumulated benefit obligations exceeded plan assets at fair value, but such plans did not have material benefit obligations.

     The health care cost trend rate assumptions can have a significant effect on the amounts reported for other benefits. At December 31, 2001, a one-percentage-point increase in the assumed health care cost trend rates would have increased the total service and interest cost by $0.4 million and the postretirement benefit obligation by $4.4 million, and a one-percentage-point decrease would have reduced the total service and interest cost by $0.5 million and the postretirement benefit obligation by $5.3 million.

11.  Commitments and contingencies
--------------------------------------------------------------------------------

Fuel contracts

The Company has contractual agreements to purchase minimum quantities of fuel oil and diesel fuel through 2004 (at prices tied to the market prices of petroleum products in Singapore and Los Angeles). Based on the average price per barrel at January 1, 2002, the estimated cost of minimum purchases under the fuel supply contracts for 2002 is $195 million. The actual cost of purchases in 2002 could vary substantially from this estimate as a result of changes in market prices, quantities actually purchased and/or other factors. The Company purchased $328 million, $359 million and $229 million of fuel under contractual agreements in 2001, 2000 and 1999, respectively.

Power purchase agreements

At December 31, 2001, the Company had power purchase agreements for 534 MW of firm capacity. The PUC allows rate recovery for energy and firm capacity payments under these agreements. Assuming that each of the agreements remains in place for its current term and the minimum availability criteria in the power purchase agreements are met, aggregate minimum fixed capacity charges are expected to be approximately $123 million each in 2002, 2003 and 2004, $116 million in 2005 and 2006 and a total of $1.7 billion in the period from 2007 through 2030.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

     In general, the Company bases its payments under the power purchase agreements upon available capacity and energy and is generally not required to make payments for capacity if the contracted capacity is not available, and payments are reduced, under certain conditions, if available capacity drops below contracted levels. In general, the payment rates for capacity have been predetermined for the terms of the agreements. Energy payments will vary over the terms of the agreements and the Company passes on changes in the fuel component of the energy charges to customers through the ECA clause in the rate schedules. The Company does not operate nor participate in the operation of any of the facilities that provide power under the agreements. Title to the facilities does not pass to the Company upon expiration of the agreements, and the agreements do not contain bargain purchase options for the facilities.

Interim increases

At December 31, 2001, HECO and its subsidiaries recognized $11.9 million of revenues with respect to interim orders regarding certain integrated resource planning costs, which revenues are subject to refund, with interest, to the extent they exceed the amounts allowed in final orders.

HELCO power situation

In 1991, HELCO began planning to meet increased electric generation demand forecasted for 1994. HELCO's plans were to install at its Keahole power plant two 20 MW combustion turbines (CT-4 and CT-5), followed by an 18 MW heat steam recovery generator (ST-7), at which time these units would be converted to a 56 MW (net) dual-train combined-cycle unit. In January 1994, the PUC approved expenditures for CT-4, which HELCO had planned to install in late 1994. The timing of the installation of HELCO's phased units has been revised on several occasions due to delays in obtaining an amendment of a land use permit from the Hawaii Board of Land and Natural Resources (BLNR) and an air permit from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) for the Keahole power plant site. The delays are also attributable to lawsuits, claims and petitions filed by independent power producers (IPPs) and other parties challenging these permits and objecting to the expansion, alleging among other things that (1) operation of the expanded Keahole site would not comply with land use regulations (including noise standards) and HELCO's land patent; (2) HELCO cannot operate the plant within current air quality standards; (3) HELCO could alternatively purchase power from IPPs to meet increased electric generation demand; and (4) HELCO's land use entitlement expired in April 1999 and HELCO's request for an extension must be heard in a contested case hearing.

Land use permit amendment. The Third Circuit Court of the State of Hawaii (the Circuit Court) ruled in 1997 that because the BLNR had failed to render a valid decision on HELCO's application to amend its land use permit before the statutory deadline in April 1996, HELCO was entitled to use its Keahole site for the expansion project (HELCO's "default entitlement"). Final judgments of the Circuit Court related to this ruling are on appeal to the Hawaii Supreme Court, which in 1998 denied motions to stay the Circuit Court's final judgment pending resolution of the appeal.

     The Circuit Court's final judgment provided that HELCO must comply with the conditions in its application and with the standard land use conditions insofar as those conditions were not inconsistent with HELCO's default entitlement. There have been numerous proceedings before the Circuit Court and the BLNR in which certain parties (a) have sought determinations of what conditions apply to HELCO's default entitlement, (b) have claimed that HELCO has not complied with applicable land use conditions and that its default entitlement should thus be forfeited, (c) have claimed that HELCO will not be able to operate the proposed plant without violating applicable land use conditions and provisions of Hawaii's Air Pollution Control Act and Noise Pollution Act and (d) have sought orders enjoining any further construction at the Keahole site.

     Although there has not been a final resolution of these claims, there are currently three rulings that may adversely affect HELCO's ability to construct and operate CT-4 and CT-5. First, based on a change by the DOH in its interpretation of the noise rules it promulgated under the Hawaii Noise Pollution Act, the Circuit

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Court ruled that a stricter noise standard than the previously applied standard applies to HELCO's plant, but left enforcement of the ruling to the DOH. The DOH has not taken any formal enforcement action. If and when the DOH actually enforces the stricter standards, HELCO may, among other things, assert that the noise regulations, as applied to it, are unconstitutional. Meanwhile, while not waiving possible claims or defenses that it might have against the DOH, HELCO has installed noise mitigation measures on the existing units at Keahole and is exploring possible noise mitigation measures, which can be implemented, if necessary, for CT-4 and CT-5.

     Second, in September 2000, the Circuit Court orally ruled that, absent a legal or equitable extension properly authorized by the BLNR, the three-year construction period in the standard land use conditions of the Department of Land and Natural Resources of the State of Hawaii (DLNR) expired in April 1999. In October 2000, HELCO filed with the BLNR a request for extension of the construction deadline and, in January 2001, the BLNR sent the request to a contested case hearing, which was held in September 2001. In a document dated November 5, 2001, the hearings officer recommended that the BLNR approve HELCO's request for extension of the construction deadline. The recommendation did not state a time period for the extension, but concluded that an extension is warranted, "under such conditions as the Board may deem advisable." In a document dated November 7, 2001, the hearings officer issued rulings on the opponents' proposed findings of fact, conclusions of law and motions. On November 30, 2001, each of the parties filed exceptions to the recommendation and rulings. HELCO's exceptions requested that the November 7, 2001 rulings not be adopted, as many of them are arguably inconsistent with the November 5, 2001 recommendation. Oral arguments before the BLNR were conducted in January 2002. The BLNR has not yet issued a decision in this matter.

     Third, in December 2000, the Circuit Court granted a motion to stay further construction until extension of the construction deadline is obtained from the BLNR, at which time the Court would consider lifting the stay.

Air permit. In 1997, the DOH issued a final air permit for the Keahole expansion project. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB). In November 1998, the EAB denied the appeals on most of the grounds stated, but directed the DOH to reopen the permit for limited purposes. The EPA and DOH required additional data collection, which was satisfactorily completed in April 2000. A final air permit was reissued by the DOH in July 2001. Six appeals were filed with the EAB, but those appeals were denied. On November 27, 2001, the final air permit became effective. In December 2001, opponents filed a Motion for Reconsideration with the EAB, which the EAB denied in January 2002.

IPP Complaints. Three IPPs--Kawaihae Cogeneration Partners (KCP), Enserch Development Corporation (Enserch) and Hilo Coast Power Company (HCPC)--filed separate complaints with the PUC in 1993, 1994 and 1999, respectively, alleging that they are each entitled to a power purchase agreement (PPA) to provide HELCO with additional capacity. KCP and Enserch each claimed they would be a substitute for HELCO's planned expansion of Keahole.

     In 1994 and 1995, the PUC allowed HELCO to pursue construction of and commit expenditures for CT-5 and ST-7, but noted that such costs are not to be included in rate base until the project is installed and "is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built should be the one that can be most expeditiously put into service at "allowable cost."

     The Enserch and HCPC complaints have been resolved by HELCO's entry into two PPAs, which were necessary to ensure reliable service to customers on the island of Hawaii, but, in the opinion of management, do not supplant the need for CT-4 and CT-5. HELCO can terminate the PPA with HCPC early.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

     In October 1999, the Circuit Court ruled that the lease for KCP's proposed plant site was invalid. Based on this ruling and for other reasons, management believes that KCP's pending proposal for a PPA is not viable and, therefore, will not impact the need for CT-4 and CT-5.

Management's evaluation; costs incurred. Management believes that the issues surrounding the amendment to the land use permit and applicable land use conditions, including extension of the construction period, and related matters will be satisfactorily resolved and will not prevent HELCO from ultimately constructing CT-4 and CT-5. Management currently expects that the BLNR will extend the construction period for the plant expansion and that installation of CT-4 and CT-5 will begin when the stay is lifted by the Circuit Court, with a projected in-service date toward the end of 2002. There can be no assurances, however, that these results will be achieved or that this time frame will be met.

     The recovery of costs relating to CT-4 and CT-5 are subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put CT-4 and CT-5 into service is required as of December 31, 2001. However, if it becomes probable that CT-4 and/or CT-5 will not be installed or probable that, even if CT-4 and CT-5 are installed, the PUC will disallow certain costs for rate-making purposes, HELCO may be required to write off a material portion of the costs incurred in its efforts to put these units into service. As of December 31, 2001, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service and to support existing units (less costs the PUC permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $75 million, including $29 million for equipment and material purchases, $26 million for planning, engineering, permitting, site development and other costs and $20 million for AFUDC.

     Although management believes it has acted prudently with respect to the Keahole project, effective December 1, 1998, HELCO discontinued the accrual of AFUDC on CT-4 and CT-5 due in part to the delays through that date and the potential for further delays. HELCO has also deferred plans for ST-7 to 2006. No costs for ST-7 are included in construction in progress.

Oahu transmission system

Oahu's power sources are located primarily in West Oahu. The bulk of HECO's system load is in the Honolulu/East Oahu area. HECO transmits bulk power to the Honolulu/East Oahu area over two major transmission corridors (Northern and Southern). HECO plans to extend the Southern corridor to the Kamoku substation by late 2002. The Northern corridor ends at the Pukele substation, which serves 18% of Oahu's electrical load, including Waikiki. If one of the two existing 138 kv transmission lines to the Pukele substation fails while the other is out for maintenance, a major system outage would result. HECO plans to construct a part underground/part overhead 138 kv transmission line from the Kamoku substation to the Pukele substation, in order to close the gap between the Southern and Northern corridors and provide a third 138 kv transmission line to the Pukele substation.

     The proposed Kamoku to Pukele transmission line project requires the BLNR to approve a Conservation District Use Permit (CDUP) for the overhead portion of the line that is in conservation district lands. Several community and environmental groups have opposed the project, particularly the overhead portion of the line.

     The BLNR held a public hearing on the CDUP in March 2001, at which several groups requested a contested case hearing. The BLNR appointed a hearings officer and the contested case hearing was held in November 2001. The hearings officer submitted his report, findings of fact and conclusions of law and recommended that HECO's request for the CDUP be denied. He concluded that HECO had failed to establish that there is a need that outweighs the transmission line's adverse impacts on conservation district lands and that there are practical alternatives that could be pursued, including an all-underground route outside the conservation district lands. The BLNR will consider exceptions from the respective parties to

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

the proposed findings, conclusions and recommendations before rendering a decision on the CDUP. A BLNR decision on the CDUP is anticipated by July 14, 2002, the expiration date for processing the CDUP application. If the BLNR denies HECO's request for a CDUP, HECO plans to pursue an alternative all-underground route on land not designated as conservation land.

     In November 2000, the DLNR accepted a Revised Final Environmental Impact Statement (RFEIS) prepared in support of HECO's application for a CDUP. In January 2001, three organizations and an individual filed a complaint challenging the DLNR's acceptance of the RFEIS and seeking, among other things, a judicial declaration that the RFEIS is inadequate and null and void. The BLNR has not halted administrative proceedings on the CDUP process while the lawsuit is pending. HECO is vigorously contesting the lawsuit.

     The Kamoku to Pukele transmission line is scheduled to be in service by the second half of 2005 if construction is started by the first quarter of 2004. The actual construction start date will depend on permitting and approval processes, including approval from the PUC. Management believes that the required permits and approvals necessary to complete the Kamoku to Pukele transmission line, along the proposed route or an alternate route, will be obtained.

     As of December 31, 2001, the accumulated costs related to the Kamoku to Pukele transmission line amounted to $15 million, including $11 million for planning, engineering and permitting costs and $4 million for an allowance for funds used during construction. These costs are recorded in construction in progress. The recovery of costs relating to the Kamoku to Pukele transmission line project is subject to the rate-making process governed by the PUC. Management believes no adjustment to costs incurred to put the Kamoku to Pukele transmission line into service is required as of December 31, 2001. However, if it becomes probable that the Kamoku to Pukele transmission line will not be installed, or probable that the PUC will disallow some or all of the incurred costs for rate-making purposes, HECO may be required to write off a material portion or all of the costs incurred in its efforts to put the Kamoku to Pukele transmission line into service.

Environmental regulation

In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties (including HECO, Chevron Products Company, the State of Hawaii Department of Transportation Harbors Division and others) formed a Honolulu Harbor Work Group (Work Group). Effective January 30, 1998, the Work Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

     In 1999, the Work Group submitted reports to the DOH presenting environmental conditions and recommendations for additional data gathering to allow for an assessment of the need for risk-based corrective action. The Work Group also engaged a consultant who identified 27 additional potentially responsible parties (PRPs) who were not members of the Work Group. In response to the DOH's request for technical assistance, the EPA became involved with the harbor investigation in June 2000.

     In 2000, the DOH issued notices to over 20 other PRPs regarding the on-going investigation in the Honolulu Harbor area. A new voluntary agreement and a joint defense agreement were signed by the parties in the Work Group and some of the new PRPs, including Phillips Petroleum. The group is now called the Honolulu Harbor Participating Parties. The Participating Parties agreed to fund remediation work using an interim cost allocation method.

     In July 2001, the EPA issued a notice of interest (Initial NOI) under the Oil Pollution Act of 1990 to HECO and others regarding the Iwilei Unit of the Honolulu

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Harbor site. In the Initial NOI, the EPA stated that immediate subsurface investigation and assessment (also known as the Rapid Assessment Work) must be conducted to delineate the extent of contamination at the site. The Participating Parties substantially completed the Rapid Assessment Work. Based on the Rapid Assessment Work and input from the DOH and EPA, the Participating Parties will develop proposals for additional investigation, if needed, and recommend remedial activities.

     In September 2001, the EPA and DOH concurrently issued notices of interest (collectively, the Second NOI) to the members of the Participating Parties, including HECO. The Second NOI identified several investigative and preliminary oil removal tasks to be taken at certain valve control facilities associated with historic pipelines in the Iwilei Unit of the Honolulu Harbor site. The Participating Parties have substantially performed the tasks identified in the Second NOI. Once evaluation of the work performed under the Second NOI has been completed, the Participating Parties will develop proposals for additional investigation, if needed, and recommend remedial activities in the areas identified in the Second NOI.

     Management has developed a preliminary estimate of costs for continuing investigative work, remedial activities and monitoring at the Iwilei Unit of the site. Management estimates that HECO will incur approximately $1.1 million in connection with work to be performed at the site primarily from January 2002 through December 2003. This amount has been expensed in 2001. However, because
(1) the full scope and extent of additional investigative work, remedial activities and monitoring are unknown at this time, (2) the final cost allocation method has not yet been determined and (3) management cannot estimate the costs to be incurred (if any) for the sites other than the Iwilei Unit (including its Honolulu Power Plant site), the cost estimate may be subject to significant change.

12.  Regulatory restrictions on distributions to parent
--------------------------------------------------------------------------------

At December 31, 2001, net assets (assets less liabilities and preferred stock) of approximately $441 million were not available for transfer to HEI in the form of dividends, loans or advances without regulatory approval.

13.  Related-party transactions
--------------------------------------------------------------------------------

HEI charged HECO and its subsidiaries $2,010,000, $1,805,000 and $1,793,000 for general management and administrative services in 2001, 2000 and 1999, respectively. The amounts charged by HEI to its subsidiaries are allocated primarily on the basis of actual labor hours expended in providing such services.

     HEI also charged HECO $2,179,000, $2,508,000 and $3,016,000 for data processing services in 2001, 2000 and 1999, respectively.

     HECO's borrowings from HEI fluctuate during the year, and totaled $48,297,000 and $8,764,000 at December 31, 2001 and 2000, respectively. The interest charged on short-term borrowings from HEI is computed based on HECO's short-term borrowing interest rate. Interest charged by HEI to HECO totaled $1,202,000, $135,000 and $89,000 in 2001, 2000 and 1999, respectively.

14.  Significant group concentrations of credit risk
--------------------------------------------------------------------------------

HECO and its utility subsidiaries are regulated operating electric public utilities engaged in the generation, purchase, transmission, distribution and sale of electricity on the islands of Oahu, Hawaii, Maui, Lanai and Molokai in the State of Hawaii. HECO and its subsidiaries provide the only electric public utility service on the islands they serve. HECO and its subsidiaries grant credit to customers, all of whom reside or conduct business in the State of Hawaii.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

15.  Fair value of financial instruments
--------------------------------------------------------------------------------

The Company used the following methods and assumptions to estimate the fair value of each applicable class of financial instruments for which it is practicable to estimate that value:

Cash and equivalents and short-term borrowings
The carrying amount approximated fair value because of the short maturity of these instruments.

Long-term debt
Fair value was estimated based on quoted market prices for the same or similar issues of debt.

HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures
Fair value was based on quoted market prices.

     The estimated fair values of the financial instruments held or issued by the Company were as follows:

December 31                                         2001                   2000
---------------------------------------------------------------------------------------
                                                       Estimated              Estimated
                                            Carrying     fair      Carrying     fair
                                             amount      value      amount      value
---------------------------------------------------------------------------------------
(in thousands)
Financial assets:
 Cash and equivalents ...................   $  1,858   $  1,858    $  1,534   $  1,534

Financial liabilities:
 Short-term borrowings from
  nonaffiliates and affiliate ...........     48,297     48,297     113,162    113,162
   Long-term debt, net, including amounts
    due within one year .................    685,269    665,849     667,731    687,426

HECO-obligated mandatorily redeemable
 trust preferred securities of
 subsidiary trusts holding solely
 HECO and HECO-guaranteed
 debentures .............................    100,000    100,400     100,000     92,500
---------------------------------------------------------------------------------------

Limitations

The Company makes fair value estimates at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result if the Company were to sell its entire holdings of a particular financial instrument at one time. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are provided for certain financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses could have a significant effect on fair value estimates and have not been considered.

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

16.  Consolidating financial information (unaudited)
--------------------------------------------------------------------------------
Consolidating balance sheet

                                                                            December 31, 2001
                                           ---------------------------------------------------------------------------------------
                                                                                                     Reclassi-
                                                                                                     fications
                                                                                 HECO       HECO        and
                                                                                Capital    Capital    Elimina-            HECO
(in thousands)                               HECO         HELCO       MECO      Trust I   Trust II     tions          Consolidated
----------------------------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
 Land ..................................   $   25,369   $   2,752   $   3,568   $    --   $    --    $      --         $    31,689
 Plant and equipment ...................    1,943,378     550,671     574,205        --        --           --           3,068,254
 Less accumulated depreciation .........     (810,187)   (238,962)   (217,183)       --        --           --          (1,266,332)
 Plant acquisition adjustment, net .....           --          --         354        --        --           --                 354
 Construction in progress ..............       70,501      85,913      14,144        --        --           --             170,558
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Net utility plant ....................    1,229,061     400,374     375,088        --        --           --           2,004,523
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Investment in wholly owned
 subsidiaries,
 at equity .............................      341,186          --          --        --        --     (341,186) [2]             --
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Current assets
 Cash and equivalents ..................            9       1,282         567        --        --           --               1,858
 Advances to affiliates ................       12,600          --       7,000    51,546    51,546     (122,692) [1]             --
 Customer accounts receivable, net .....       56,227      13,644      12,001        --        --           --              81,872
 Accrued unbilled revenues, net ........       35,072       8,855       8,696        --        --           --              52,623
 Other accounts receivable, net ........        2,537         497         352        --        --         (734) [1]          2,652
 Fuel oil stock, at average cost .......       15,840       3,007       5,593        --        --           --              24,440
 Materials & supplies, at average cost..        9,168       1,982       8,552        --        --           --              19,702
 Prepayments and other .................       43,326       7,028       3,390        --        --           --              53,744
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Total current assets .................      174,779      36,295      46,151    51,546    51,546     (123,426)            236,891
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Other assets
 Regulatory assets .....................       76,153      18,376      16,847        --        --           --             111,376
 Unamortized debt expense ..............        7,756       2,040       2,647        --        --           --              12,443
 Long-term receivable and other ........       17,119       3,880       3,506        --        --           --              24,505
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Total other assets ...................      101,028      24,296      23,000        --        --           --             148,324
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
                                           $1,846,054   $ 460,965   $ 444,239   $51,546   $51,546    $(464,612)        $ 2,389,738
                                           ==========   =========   =========   =======   =======    =========         ===========
Capitalization and liabilities
Capitalization
 Common stock equity ...................   $  877,154   $ 165,655   $ 172,439   $ 1,546   $ 1,546    $(341,186) [2]    $   877,154
 Cumulative preferred stock-not
  subject to mandatory redemption ......       22,293       7,000       5,000        --        --           --              34,293
 HECO-obligated mandatorily redeemable
  trust preferred securities of
  subsidiary trusts holding solely
  HECO & HECO-guaranteed debentures                --          --          --    50,000    50,000           --             100,000
 Long-term debt, net ...................      461,173     140,962     171,631        --        --     (103,092) [1]        670,674
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Total capitalization .................    1,360,620     313,617     349,070    51,546    51,546     (444,278)          1,682,121
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Current liabilities
 Long-term debt due within one year ....        9,595       5,000          --        --        --           --              14,595
 Short-term borrowings-affiliate .......       55,297      12,600          --        --        --      (19,600) [1]         48,297
 Accounts payable ......................       34,860      10,108       8,998        --        --           --              53,966
 Interest and preferred
  dividends payable ....................        7,664       1,698       2,433        --        --          (30) [1]         11,765
 Taxes accrued .........................       52,216      15,841      18,001        --        --                           86,058
 Other .................................       23,712       2,852       3,939        --        --         (704) [1]         29,799
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Total current liabilities ............      183,344      48,099      33,371        --        --      (20,334)            244,480
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Deferred credits and other liabilities
 Deferred income taxes .................      123,097      11,984      10,527        --        --           --             145,608
 Unamortized tax credits ...............       28,538       8,644      11,330        --        --           --              48,512
 Other .................................       15,557      25,309      14,594        --        --           --              55,460
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
  Total deferred credits and
   other liabilities ...................      167,192      45,937      36,451        --        --           --             249,580
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
Contributions in aid of construction ...      134,898      53,312      25,347        --        --           --             213,557
                                           ----------   ---------   ---------   -------   -------    ---------         -----------
                                           $1,846,054   $ 460,965   $ 444,239   $51,546   $51,546    $(464,612)        $ 2,389,738
                                           ==========   =========   =========   =======   =======    =========         ===========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating balance sheet

                                                                                December 31, 2000
                                           -----------------------------------------------------------------------------------------
                                                                                                       Reclassi-
                                                                                                       fications
                                                                                  HECO       HECO         and
                                                                                 Capital    Capital    Elimina-            HECO
(in thousands)                               HECO         HELCO         MECO     Trust I    Trust II     tions          Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Assets
Utility plant, at cost
 Land ..................................   $   24,999   $    2,470   $   3,568   $     --   $     --   $      --        $    31,037
 Plant and equipment ...................    1,865,486      556,094     552,573         --         --          --          2,974,153
 Less accumulated depreciation .........     (751,894)    (222,476)   (195,814)        --         --          --         (1,170,184)
 Plant acquisition adjustment, net .....           --           --         406         --         --          --                406
 Construction in progress ..............       82,105       64,552      10,526         --         --          --            157,183
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
  Net utility plant ....................    1,220,696      400,640     371,259         --         --          --          1,992,595
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Investment in wholly owned
 subsidiaries, at equity................      333,809           --          --         --         --    (333,809) [2]            --

                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Current assets
 Cash and equivalents ..................        1,398            4         132         --         --          --              1,534
 Advances to affiliates ................       21,800           --          --     51,546     51,546    (124,892) [1]            --
 Customer accounts receivable, net .....       60,484       15,022      13,040         --         --          --             88,546
 Accrued unbilled revenues, net ........       44,448       10,144       9,428         --         --          --             64,020
 Other accounts receivable, net ........        4,311          920         231         --         --         (36) [1]         5,426
 Fuel oil stock, at average cost .......       24,176        3,439       9,509         --         --          --             37,124
 Materials & supplies, at average cost .        6,958        2,365       7,464         --         --          --             16,787
 Prepayments and other .................       23,862        4,112       1,059         --         --          --             29,033
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
  Total current assets .................      187,437       36,006      40,863     51,546     51,546    (124,928)           242,470
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Other assets
 Regulatory assets .....................       77,717       19,838      19,068         --         --          --            116,623
 Unamortized debt expense ..............        8,350        2,345       2,760         --         --          --             13,455
 Long-term receivable and other ........       19,393        3,478       4,844         --         --          --             27,715
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
  Total other assets ...................      105,460       25,661      26,672         --         --          --            157,793
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
                                           $1,847,402   $  462,307   $ 438,794   $ 51,546   $ 51,546   $(458,737)       $ 2,392,858
                                           ==========   ==========   =========   ========   ========   =========        ===========
Capitalization and liabilities
Capitalization
 Common stock equity ...................   $  825,012   $  162,901   $ 167,816   $  1,546   $  1,546   $(333,809) [2]   $   825,012
 Cumulative preferred stock-not
  subject to mandatory redemption ......       22,293        7,000       5,000         --         --          --            34,293
 HECO-obligated mandatorily redeemable
  trust preferred securities of
  subsidiary trusts holding solely
  HECO & HECO-guaranteed debentures                --           --          --     50,000     50,000          --            100,000
 Long-term debt, net ...................      453,310      145,931     171,582         --         --    (103,092) [1]       667,731
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
   Total capitalization ................    1,300,615      315,832     344,398     51,546     51,546    (436,901)         1,627,036
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Current liabilities
 Short-term borrowings-nonaffiliates ...      104,398           --          --         --         --                        104,398
 Short-term borrowings-affiliate .......        8,764       20,300       1,500         --         --     (21,800) [1]         8,764
 Accounts payable ......................       51,249       10,146      10,303         --         --          --             71,698
 Interest and preferred
  dividends payable ....................        6,779        1,790       2,045         --         --        (131) [1]        10,483
 Taxes accrued .........................       46,094       15,572      16,520         --         --          --             78,186
 Other .................................       27,075        3,395       4,330         --         --          95  [1]        34,895
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
  Total current liabilities ............      244,359       51,203      34,698         --         --     (21,836)           308,424
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Deferred credits and other liabilities
 Deferred income taxes .................      116,642       10,535       9,889         --         --          --            137,066
 Unamortized tax credits ...............       28,179        8,975      10,449         --         --          --             47,603
 Other .................................       22,284       23,821      15,106         --         --          --             61,211
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
   Total deferred credits and
    other liabilities ..................      167,105       43,331      35,444         --         --          --            245,880
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
Contributions in aid of construction ...      135,323       51,941      24,254         --         --          --            211,518
                                           ----------   ----------   ---------   --------   --------   ---------        -----------
                                           $1,847,402   $  462,307   $ 438,794   $ 51,546   $ 51,546   $(458,737)       $ 2,392,858
                                           ==========   ==========   =========   ========   ========   =========        ===========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                     Year ended December 31, 2001
                                     ----------------------------------------------------------------------------------
                                                                                            Reclassi-
                                                                                            fications
                                                                       HECO       HECO         and
                                                                      Capital    Capital    Elimina-          HECO
(in thousands)                         HECO       HELCO      MECO     Trust I    Trust II    tions         Consolidated
-----------------------------------------------------------------------------------------------------------------------
Operating revenues ...............   $885,244   $193,876   $205,192   $     --    $   --    $     --        $1,284,312
                                     --------   --------   --------   --------    ------    --------        ----------
Operating expenses
Fuel oil .........................    237,394     28,079     81,255         --        --          --           346,728
Purchased power ..................    263,502     69,023      5,319         --        --          --           337,844
Other operation ..................     80,825     19,181     25,559         --        --          --           125,565
Maintenance ......................     39,258      9,444     13,099         --        --          --            61,801
Depreciation .....................     60,799     18,522     21,393         --        --          --           100,714
Taxes, other than income taxes ...     83,310     18,315     19,269         --        --          --           120,894
Income taxes .....................     35,774      8,362     11,298         --        --          --            55,434
                                     --------   --------   --------   --------    ------    --------        ----------
                                      800,862    170,926    177,192         --        --          --         1,148,980
                                     --------   --------   --------   --------    ------    --------        ----------
Operating income .................     84,382     22,950     28,000         --        --          --           135,332
                                     --------   --------   --------   --------    ------    --------        ----------
Other income
Allowance for equity funds used
 during construction .............      3,506        286        447         --        --          --             4,239
Equity in earnings of subsidiaries     31,097         --         --         --        --     (31,097) [2]           --
Other, net .......................      3,447        486        210      4,149     3,763      (8,858) [1]        3,197
                                     --------   --------   --------   --------    ------    --------        ----------
                                       38,050        772        657      4,149     3,763     (39,955)            7,436
                                     --------   --------   --------   --------    ------    --------        ----------
Income before interest and
 other charges ...................    122,432     23,722     28,657      4,149     3,763     (39,955)          142,768
                                     --------   --------   --------   --------    ------    --------        ----------
Interest and other charges
Interest on long-term debt .......     23,850      7,628      8,818         --        --          --            40,296
Amortization of net bond premium
 and expense .....................      1,310        346        407         --        --          --             2,063
Other interest charges ...........      9,775      2,411      1,369         --        --      (8,858) [1]        4,697
Allowance for borrowed funds used
 during construction .............     (1,883)      (174)      (201)        --        --          --            (2,258)
Preferred stock dividends of .....         --         --         --         --        --         915  [3]          915
subsidiaries
Preferred securities distributions
 of trust subsidiaries ...........         --         --         --         --        --       7,675  [3]        7,675
                                     --------   --------   --------   --------    ------    --------        ----------
                                       33,052     10,211     10,393         --        --        (268)           53,388
                                     --------   --------   --------   --------    ------    --------        ----------
Income before preferred stock
 dividends of HECO ...............     89,380     13,511     18,264      4,149     3,763     (39,687)           89,380
Preferred stock dividends of HECO       1,080        534        381      4,025     3,650      (8,590) [3]        1,080
                                     --------   --------   --------   --------    ------    --------        ----------
Net income for common stock ......   $ 88,300   $ 12,977   $ 17,883   $    124    $  113    $(31,097)       $   88,300
                                     ========   ========   ========   ========    ======    ========        ==========

Consolidating statement of retained earnings

                                                                     Year ended December 31, 2001
                                          -----------------------------------------------------------------------------------
                                                                                                Reclassi-
                                                                                                fications
                                                                           HECO       HECO         and
                                                                           Capital   Capital    Elimina-             HECO
(in thousands)                              HECO       HELCO      MECO     Trust I   Trust II     tions          Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period    $443,970   $ 62,962   $ 73,586   $  --      $ --      $(136,548  [2]     $443,970
Net income for common stock ...........     88,300     12,977     17,883     124        113       (31,097) [2]       88,300
Common stock dividends ................    (36,309)   (10,249)   (13,287)   (124)      (113)       23,773  [2]      (36,309)
                                          --------   --------   --------   -----      -----     ---------          --------
Retained earnings, end of period ......   $495,961   $ 65,690   $ 78,182   $  --      $  --     $(143,872)         $495,961
                                          ========   ========   ========   =====      =====     =========          ========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                     Year ended December 31, 2000
                                     ------------------------------------------------------------------------------------
                                                                                             Reclassi-
                                                                                             fications
                                                                        HECO       HECO        and
                                                                       Capital    Capital    Elimina-           HECO
(in thousands)                         HECO       HELCO       MECO     Trust I    Trust II    tions          Consolidated
-------------------------------------------------------------------------------------------------------------------------
Operating revenues ...............   $883,414   $192,918   $ 194,303   $     --    $   --    $     --         $1,270,635
                                     --------   --------   ---------   --------    ------    --------         ----------
Operating expenses
Fuel oil .........................    236,298     49,439      77,168         --        --          --            362,905
Purchased power ..................    262,764     41,668       6,775         --        --          --            311,207
Other operation ..................     82,743     20,335      20,701         --        --          --            123,779
Maintenance ......................     43,504      9,328      13,237         --        --          --             66,069
Depreciation .....................     59,608     19,341      19,568         --        --          --             98,517
Taxes, other than income taxes ...     83,169     18,222      18,393         --        --          --            119,784
Income taxes .....................     34,256      9,480      11,477         --        --          --             55,213
                                     --------   --------   ---------   --------    ------    --------         ----------
                                      802,342    167,813     167,319         --        --          --          1,137,474
                                     --------   --------   ---------   --------    ------    --------         ----------
Operating income .................     81,072     25,105      26,984         --        --          --            133,161
                                     --------   --------   ---------   --------    ------    --------         ----------
Other income
Allowance for equity funds used
 during construction .............      4,245        232         903         --        --          --              5,380
Equity in earnings of subsidiaries     32,985         --          --         --        --     (32,985) [2]            --
Other, net .......................      4,810        736         958      4,149     3,763      (9,861) [1]         4,555
                                     --------   --------   ---------   --------    ------    --------         ----------
                                       42,040        968       1,861      4,149     3,763     (42,846)             9,935
                                     --------   --------   ---------   --------    ------    --------         ----------
Income before interest and
 other charges ...................    123,112     26,073      28,845      4,149     3,763     (42,846)           143,096
                                     --------   --------   ---------   --------    ------    --------         ----------
Interest and other charges
Interest on long-term debt .......     23,369      7,621       9,144         --        --          --             40,134
Amortization of net bond premium
 and expense .....................      1,262        315         361         --        --          --              1,938
Other interest charges ...........     12,459      3,007       1,385         --        --      (9,861) [1]         6,990
Allowance for borrowed funds used
 during construction .............     (2,344)      (139)       (439)        --        --          --             (2,922)
Preferred stock dividends of               --         --          --         --        --         915  [3]           915
subsidiaries
Preferred securities distributions
 of trust subsidiaries ...........         --         --          --         --        --       7,675  [3]         7,675
                                     --------   --------   ---------   --------    ------    --------         ----------
                                       34,746     10,804     10,451        --          --      (1,271)            54,730
                                     --------   --------   ---------   --------    ------    --------         ----------
Income before preferred stock
 dividends of HECO ...............     88,366     15,269      18,394      4,149     3,763     (41,575)            88,366
Preferred stock dividends of HECO       1,080        534         381      4,025     3,650      (8,590) [3]         1,080
                                     --------   --------   ---------   --------    ------    --------         ----------
Net income for common stock ......   $ 87,286   $ 14,735   $  18,013   $    124    $  113    $(32,985)        $   87,286
                                     ========   ========   =========   ========    ======    ========         ==========

Consolidating statement of retained earnings

                                                                     Year ended December 31, 2000
                                          -----------------------------------------------------------------------------------
                                                                                                Reclassi-
                                                                                                fications
                                                                            HECO      HECO        and
                                                                           Capital    Capital   Elimina-             HECO
(in thousands)                              HECO      HELCO       MECO     Trust I   Trust II     tions          Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period    $425,206   $ 59,806   $ 69,633    $  --     $  --     $(129,439) [2]    $425,206
Net income for common stock ...........     87,286     14,735     18,013      124       113       (32,985) [2]      87,286
Common stock dividends ................    (68,522)   (11,579)   (14,060)    (124)     (113)       25,876  [2]     (68,522)
                                          --------   --------   --------    -----     -----     ---------         --------
Retained earnings, end of period ......   $443,970   $ 62,962   $ 73,586    $  --     $  --     $(136,548)        $443,970
                                          ========   ========   ========    =====     =====     =========         ========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of income

                                                                        Year ended December 31, 1999
                                        ------------------------------------------------------------------------------------
                                                                                               Reclassi-
                                                                                               fications
                                                                           HECO      HECO         and
                                                                          Capital   Capital    Elimina-             HECO
(in thousands)                            HECO       HELCO       MECO     Trust I   Trust II     tions          Consolidated
----------------------------------------------------------------------------------------------------------------------------
Operating revenues ..................   $732,410   $159,681   $ 158,232   $   --     $   --    $      --         $1,050,323
                                        --------   --------   ---------   ------     ------    ---------         ----------
Operating expenses
Fuel oil ............................    137,058     32,378      47,257       --         --           --            216,693
Purchased power .....................    240,108     30,244       5,339       --         --           --            275,691
Other operation .....................     90,028     24,596      21,679       --         --           --            136,303
Maintenance .........................     32,590      9,639      15,196       --         --           --             57,425
Depreciation ........................     56,338     17,906      19,057       --         --           --             93,301
Taxes, other than income taxes ......     69,727     14,974      15,087       --         --           --             99,788
Income taxes ........................     30,861      7,671       9,749       --         --           --             48,281
                                        --------   --------   ---------   ------     ------    ---------         ----------
                                         656,710    137,408    133,364        --         --           --            927,482
                                        --------   --------   ---------   ------     ------    ---------         ----------
Operating income ....................     75,700     22,273      24,868       --         --           --            122,841
                                        --------   --------   ---------   ------     ------    ---------         ----------
Other income
Allowance for equity funds used
 during construction ................      3,191        328         709       --         --           --              4,228
Equity in earnings of subsidiaries...     27,336         --          --       --         --      (27,336) [2]            --
Other, net ..........................      3,703        962         811    4,149      3,753       (9,552) [1]         3,826
                                        --------   --------   ---------   ------     ------    ---------         ----------
                                          34,230      1,290      1,520     4,149      3,753      (36,888)             8,054
                                        --------   --------   ---------   ------     ------    ---------         ----------
Income before interest and
 other charges ......................    109,930     23,563      26,388    4,149      3,753      (36,888)           130,895
                                        --------   --------   ---------   ------     ------    ---------         ----------
Interest and other charges
Interest on long-term debt ..........     22,637      8,168       9,328       --         --           --             40,133
Amortization of net bond premium
 and expense ........................      1,068        229         337       --         --           --              1,634
Other interest charges ..............     11,850      2,943       1,453       --         --       (9,552) [1]         6,694
Allowance for borrowed funds used
 during construction ................     (2,025)      (204)       (347)      --         --           --             (2,576)
Preferred stock dividends of
 subsidiaries .......................         --         --          --       --         --          945  [3]           945
Preferred securities distributions
 of trust subsidiaries ..............         --         --          --       --         --        7,665  [3]         7,665
                                        --------   --------   ---------   ------     ------    ---------         ----------
                                          33,530     11,136     10,771        --         --         (942)            54,495
                                        --------   --------   ---------   ------     ------    ---------         ----------
Income before preferred stock
 dividends of HECO ..................     76,400     12,427      15,617    4,149      3,753      (35,946)            76,400
Preferred stock dividends of HECO ...      1,178        534         411    4,025      3,640       (8,610) [3]         1,178
                                        --------   --------   ---------   ------     ------    ---------         ----------
Net income for common stock .........   $ 75,222   $ 11,893   $  15,206   $  124     $  113    $ (27,336)        $   75,222
                                        ========   ========   =========   ======     ======    =========         ==========

Consolidating statement of retained earnings

                                                                       Year ended December 31, 1999
                                          ---------------------------------------------------------------------------------
                                                                                              Reclassi-
                                                                                              fications
                                                                          HECO      HECO         and
                                                                         Capital   Capital    Elimina-             HECO
(in thousands)                              HECO      HELCO     MECO     Trust I   Trust II    tions           Consolidated
---------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period    $405,836   $57,210   $62,992    $  --     $  --     $(120,202)         $405,836
Net income for common stock ...........     75,222    11,893    15,206      124       113       (27,336) [2]       75,222
Common stock dividends ................    (55,852)   (9,297)   (8,565)    (124)     (113)       18,099  [2]      (55,852)
                                          --------   -------   -------    -----     -----     ---------          --------
Retained earnings, end of period ......   $425,206   $59,806   $69,633    $  --     $  --     $(129,439)         $425,206
                                          ========   =======   =======    =====     =====     =========          ========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries


Consolidating statement of cash flows

                                                                        Year ended December 31, 2001
                                              -----------------------------------------------------------------------------------
                                                                                                    Reclassi-
                                                                                                    fications
                                                                                 HECO      HECO        and
                                                                               Capital   Capital     Elimina-           HECO
(in thousands)                                  HECO       HELCO      MECO     Trust I   Trust II    tions           Consolidated
---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Income before preferred stock
 dividends of HECO ........................   $ 89,380   $ 13,511   $ 18,264   $ 4,149    $ 3,763    $(39,687) [2]    $  89,380
Adjustments to reconcile income before
 preferred stock dividends of HECO to
 net cash provided by operating
 activities:
 Equity in earnings .......................    (31,097)        --         --        --         --      31,097  [2]           --
 Common stock dividends received
  from subsidiaries .......................     23,773         --         --        --         --     (23,773) [2]           --
 Depreciation of property,
  plant and equipment .....................     60,799     18,522     21,393        --         --          --           100,714
 Other amortization .......................      5,157      2,054      5,529        --         --          --            12,740
 Deferred income taxes ....................      6,471      1,448        638        --         --          --             8,557
 Tax credits, net .........................      1,429        (95)     1,142        --         --          --             2,476
 Allowance for equity funds used
  during construction .....................     (3,506)      (286)      (447)       --         --          --            (4,239)
 Changes in assets and liabilities:
 Decrease in accounts receivable ..........      6,031      1,801        918        --         --         698  [1]        9,448
 Decrease in accrued unbilled
  revenues ................................      9,376      1,289        732        --         --          --            11,397
 Decrease in fuel oil stock ...............      8,336        432      3,916        --         --          --            12,684
 Decrease (increase) in materials and
  supplies ................................     (2,210)       383     (1,088)       --         --          --            (2,915)
 Increase in regulatory assets ............     (1,212)      (255)    (2,569)       --         --          --            (4,036)
 Decrease in accounts payable .............    (16,389)       (38)    (1,305)       --         --          --           (17,732)
 Changes in other assets and
  liabilities .............................    (23,426)    (2,104)    (1,172)       --         --       6,977  [2]      (19,725)
                                              --------   --------   --------   -------    -------    --------         ---------
Net cash provided by operating
 activities ...............................    132,912     36,662     45,951     4,149      3,763     (24,688)          198,749
                                              --------   --------   --------   -------    -------    --------         ---------
Cash flows from investing activities:
Capital expenditures ......................    (69,353)   (20,503)   (25,684)       --         --          --          (115,540)
Contributions in aid of construction ......      4,343      4,279      2,336        --         --          --            10,958
Advances to affiliates ....................      9,200         --     (7,000)       --         --      (2,200) [1]           --
                                              --------   --------   --------   -------    -------    --------         ---------
Net cash used in investing activities .....    (55,810)   (16,224)   (30,348)       --         --      (2,200)         (104,582)
                                              --------   --------   --------   -------    -------    --------         ---------
Cash flows from financing activities:
Common stock dividends ....................    (36,309)   (10,249)   (13,287)     (124)      (113)     23,773  [2]      (36,309)
Preferred stock dividends .................     (1,080)      (534)      (381)       --         --         915  [2]       (1,080)
Preferred securities distributions
 of trust subsidiaries ....................         --         --         --    (4,025)    (3,650)         --            (7,675)
Proceeds from issuance of long-term debt ..     17,336         --         --        --         --          --            17,336
Net decrease in short-term borrowings
 from nonaffiliates and affiliate with
 original maturities of three
 months or less ...........................    (54,869)    (7,700)    (1,500)       --         --       2,200  [1]      (61,869)
Repayment of other short-term
 borrowings ...............................     (3,000)        --         --        --         --          --            (3,000)
Other .....................................       (569)      (677)        --        --         --          --            (1,246)
                                              --------   --------   --------   -------    -------    --------         ---------
Net cash used in financing activities .....    (78,491)   (19,160)   (15,168)   (4,149)    (3,763)     26,888           (93,843)
                                              --------   --------   --------   -------    -------    --------         ---------
Net increase (decrease) in
 cash and equivalents .....................     (1,389)     1,278        435        --         --          --               324
Cash and equivalents, beginning
 of period ................................      1,398          4        132        --         --          --             1,534
                                              --------   --------   --------   -------    -------    --------         ---------
Cash and equivalents, end of period .......   $      9   $  1,282   $    567   $    --    $    --    $     --         $   1,858
                                              ========   ========   ========   =======    =======    ========         =========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of cash flows

                                                                       Year ended December 31, 2000
                                             ----------------------------------------------------------------------------------
                                                                                                   Reclassi-
                                                                                                   fications
                                                                               HECO       HECO        and
                                                                              Capital   Capital     Elimina-           HECO
(in thousands)                                 HECO       HELCO      MECO     Trust I   Trust II     tions         Consolidated
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Income before preferred stock
 dividends of HECO .......................   $ 88,366   $ 15,269   $ 18,394   $ 4,149   $ 3,763    $(41,575) [2]    $  88,366
Adjustments to reconcile income before
 preferred stock dividends of HECO to
 net cash provided by operating
 activities:
 Equity in earnings ......................    (32,985)        --         --        --        --      32,985  [2]           --
 Common stock dividends received
  from subsidiaries ......................     25,876         --         --        --        --     (25,876) [2]           --
 Depreciation of property,
  plant and equipment ....................     59,608     19,341     19,568        --        --          --            98,517
 Other amortization ......................      4,835      1,335      2,638        --        --          --             8,808
 Deferred income taxes ...................      5,297        122        542        --        --          --             5,961
 Tax credits, net ........................        997        (28)        13        --                                     982
 Allowance for equity funds used
  during construction ....................     (4,245)      (232)      (903)       --        --          --            (5,380)
 Changes in assets and liabilities:
 Increase in accounts receivable .........    (17,865)    (2,867)    (3,128)       --        --         828  [1]      (23,032)
 Increase in accrued unbilled
  revenues ...............................     (6,994)    (1,220)    (1,976)       --        --          --           (10,190)
 Decrease (increase) in fuel oil stock ...        262        171     (2,603)       --        --          --            (2,170)
 Decrease in materials and supplies ......      2,138        830        291        --        --          --             3,259
 Increase in regulatory assets ...........     (2,595)      (696)    (2,457)       --        --          --            (5,748)
 Increase in accounts payable ............     14,591      3,169      1,822        --        --          --            19,582
 Changes in other assets and
  liabilities ............................    (17,310)     2,446     (1,492)       --        --       6,847  [2]       (9,509)
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash provided by operating
 activities ..............................    119,976     37,640     30,709     4,149     3,763     (26,791)          169,446
                                             --------   --------   --------   -------   -------    --------         ---------
Cash flows from investing activities:
Capital expenditures .....................    (78,786)   (22,791)   (28,512)       --        --          --          (130,089)
Contributions in aid of construction .....      3,773      3,289      1,422        --        --          --             8,484
Advances to affiliates ...................      4,400         --      8,400        --        --     (12,800) [1]           --
Payments on notes receivable .............         --        138         --        --        --          --               138
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash used in investing activities ....    (70,613)   (19,364)   (18,690)       --        --     (12,800)         (121,467)
                                             --------   --------   --------   -------   -------    --------         ---------
Cash flows from financing activities:
Common stock dividends ...................    (68,522)   (11,579)   (14,060)     (124)     (113)     25,876  [2]      (68,522)
Preferred stock dividends ................     (1,080)      (534)      (381)       --        --         915  [2]       (1,080)
Preferred securities distributions
 of trust subsidiaries ...................         --         --         --    (4,025)   (3,650)         --            (7,675)
Proceeds from issuance of long-term debt..     67,081         91     20,335        --        --          --            87,507
Repayment of long-term debt ..............    (46,000)        --    (20,000)       --        --          --           (66,000)
Net decrease in short-term borrowings
 from nonaffiliates and affiliate with
 original maturities of three
 months or less ..........................     (5,247)    (5,900)     1,500        --        --      12,800  [1]        3,153
Proceeds from other short-term
 borrowings ..............................     57,499         --         --        --        --          --            57,499
Repayment of other short-term
 borrowings ..............................    (55,682)        --         --        --        --          --           (55,682)
Other ....................................      2,947       (548)       (10)       --        --          --             2,389
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash used in financing activities ....    (49,004)   (18,470)   (12,616)   (4,149)   (3,763)     39,591           (48,411)
                                             --------   --------   --------   -------   -------    --------         ---------
Net increase (decrease) in
 cash and equivalents ....................        359       (194)      (597)       --        --          --              (432)
Cash and equivalents, beginning
 of period ...............................      1,039        198        729        --        --          --             1,966
                                             --------   --------    -------   -------   -------    --------         ---------
Cash and equivalents, end of period ......   $  1,398   $      4   $    132   $    --   $    --    $     --         $   1,534
                                             ========   ========   ========   =======   =======    ========         =========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

Consolidating statement of cash flows

                                                                       Year ended December 31, 1999
                                             ----------------------------------------------------------------------------------
                                                                                                   Reclassi-
                                                                                                   fications
                                                                                HECO      HECO         and
                                                                              Capital    Capital    Elimina-           HECO
(in thousands)                                 HECO       HELCO      MECO     Trust I   Trust II     tions         Consolidated
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Income before preferred stock
   dividends of HECO .....................   $ 76,400   $ 12,427   $ 15,617   $ 4,149   $ 3,753    $(35,946) [2]    $  76,400
Adjustments to reconcile income before
   preferred stock dividends of HECO to
   net cash provided by operating
   activities:
   Equity in earnings ....................    (27,336)        --         --        --        --      27,336  [2]           --
   Common stock dividends received
      from subsidiaries ..................     18,099         --         --        --        --     (18,099) [2]           --
   Depreciation of property,
      plant and equipment ................     56,338     17,906     19,057        --        --          --            93,301
   Other amortization ....................      3,138        735      2,457        --        --          --             6,330
   Deferred income taxes .................      4,091        370     (1,683)       --        --          --             2,778
   Tax credits, net ......................        509        862        300        --        --          --             1,671
   Allowance for equity funds used
      during construction ................     (3,191)      (328)      (709)       --        --          --            (4,228)
   Changes in assets and liabilities:
   Decrease (increase) in accounts
      receivable .........................      3,058        105       (992)       --       178         (37) [2]        2,312
   Increase in accrued unbilled revenues       (6,120)    (2,423)    (1,842)       --        --          --           (10,385)
   Increase in fuel oil stock ............    (13,324)    (1,377)    (3,475)       --        --          --           (18,176)
   Increase in materials and supplies ....     (2,159)      (439)      (182)       --        --          --            (2,780)
   Decrease (increase) in regulatory
      assets .............................        379     (1,289)    (2,655)       --        --          --            (3,565)
   Increase (decrease) in accounts
      payable ............................      9,670       (168)     2,606        --        --          --            12,108
   Changes in other assets
      and liabilities ....................     (3,449)    (7,171)     5,987        --      (178)      7,702  [2]        2,891
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash provided by operating
   activities ............................    116,103     19,210     34,486     4,149     3,753     (19,044)          158,657
                                             --------   --------   --------   -------   -------    --------         ---------
Cash flows from investing activities:
Capital expenditures .....................    (63,260)   (20,605)   (24,244)       --        --          --          (108,109)
Contributions in aid of construction .....      5,710      6,387      1,687        --        --          --            13,784
Repayments from affiliates ...............     (1,000)        --     (8,400)       --        --       9,400  [1]           --
Proceeds from sale of assets ...........        1,525         --         --        --        --          --             1,525
Payments on notes receivable .............         --      1,609         --        --        --          --             1,609
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash used in investing activities ....    (57,025)   (12,609)   (30,957)       --        --       9,400           (91,191)
                                             --------   --------   --------   -------   -------    --------         ---------
Cash flows from financing activities:
Common stock dividends ...................    (55,852)    (9,297)    (8,565)     (124)     (113)     18,099  [2]      (55,852)
Preferred stock dividends ................     (1,178)      (534)      (411)       --        --         945  [2]       (1,178)
Preferred securities distributions
   of trust subsidiaries .................         --         --         --    (4,025)   (3,640)         --            (7,665)
Proceeds from issuance of long-term debt..     67,517     27,843      9,896        --        --          --           105,256
Repayment of long-term debt ..............    (46,000)   (25,400)   (10,000)       --        --          --           (81,400)
Redemption of preferred stock ............    (28,600)   (10,000)    (8,480)       --        --          --           (47,080)
Net decrease in short-term borrowings
   from nonaffiliates and affiliate with
   original maturities of three months
   or less ...............................    (24,000)     1,000         --        --        --      (9,400) [1]      (32,400)
Other ....................................        321        (39)      (246)       --        --          --                36
                                             --------   --------   --------   -------   -------    --------         ---------
Net cash used in financing activities ....    (87,792)   (16,427)   (17,806)   (4,149)   (3,753)      9,644          (120,283)
                                             --------   --------   --------   -------   -------    --------         ---------
Net decrease in cash and equivalents .....    (28,714)    (9,826)   (14,277)       --        --          --           (52,817)
Cash and equivalents, beginning of
   period ................................     29,753     10,024     15,006        --        --          --            54,783
                                             --------   --------   --------   -------   -------    --------         ---------
Cash and equivalents, end of period ......   $  1,039   $    198   $    729   $    --   $    --    $     --         $   1,966
                                             ========   ========   ========   =======   =======    ========         =========

--------------------------------------------------------------------------------
Hawaiian Electric Company, Inc. and Subsidiaries

     Explanation of reclassifications and eliminations on consolidating schedules

     [1] Eliminations of intercompany receivables and payables and other intercompany transactions.

     [2]  Elimination of investment in subsidiaries, carried at equity.

     [3] Reclassification of preferred stock dividends of Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and of preferred securities distributions of HECO Capital Trust I and HECO Capital Trust II for financial statement presentation.

     HECO has not provided separate financial statements and other disclosures concerning HELCO and MECO because management has concluded that such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by HELCO and MECO to HECO Capital Trust I and HECO Capital Trust II, which debentures have been fully and unconditionally guaranteed by HECO.

17.  Consolidated quarterly financial information (unaudited)
--------------------------------------------------------------------------------
Selected quarterly consolidated financial information for 2001 and 2000 follows:

                                      Quarters ended
                        -----------------------------------------   Year ended
2001                    March 31   June 30    Sept. 30   Dec. 31      Dec. 31
------------------------------------------------------------------------------
(in thousands)

Operating revenues ..   $317,293   $312,455   $340,231   $314,333   $1,284,312

Operating income ....     33,457     34,627     37,526     29,722      135,332

Net income for common
 stock ..............     21,425     22,716     25,695     18,464       88,300

                                      Quarters ended
                        -----------------------------------------   Year ended
2000                    March 31   June 30    Sept. 30   Dec. 31      Dec. 31
------------------------------------------------------------------------------
(in thousands)

Operating revenues ..   $288,421   $306,483   $335,263   $340,468   $1,270,635

Operating income ....     35,878     35,325     35,502     26,456      133,161

Net income for common
 stock ..............     23,725     24,014     25,020     14,527       87,286

--------------------------------------------------------------------------------

Note: HEI owns all of HECO's common stock, therefore, per share data is not meaningful.

Directors and Executive Officers
--------------------------------------------------------------------------------

                         HAWAIIAN ELECTRIC COMPANY, INC.

DIRECTORS
Robert F. Clarke, 59, 1990                             Anne M. Takabuki, 45, 1997 [1]
T. Michael May, 55, 1995                               Barry K. Taniguchi, 54, 2001 [1]
Diane J. Plotts, 66, 1991 [1]                          Jeffrey N. Watanabe, 59, 1999
James K. Scott, 50, 1999

[1] Audit committee member.

Note: Year indicates first year elected or appointed. All directors serve one year terms.

OFFICERS
Robert F. Clarke                                       Chris M. Shirai
Chairman of the Board                                  Vice President-Energy Delivery
T. Michael May                                         Richard A. von Gnechten
President and Chief Executive Officer                  Financial Vice President
Robert A. Alm                                          Patricia U. Wong
Senior Vice President-Public Affairs                   Vice President-Corporate Excellence
Thomas L. Joaquin                                      Lorie Ann K. Nagata
Senior Vice President-Operations                       Treasurer
William A. Bonnet                                      Ernest T. Shiraki
Vice President-Government & Community Affairs          Controller
Jackie Mahi Erickson                                   Molly M. Egged
Vice President-Customer Operations & General Counsel   Secretary
Charles M. Freedman
Vice President-Corporate Relations

                       HAWAII ELECTRIC LIGHT COMPANY, INC.

DIRECTORS                                              ADVISORY BOARD MEMBERS
T. Michael May                                         Carol R. Ignacio
Robert F. Clarke                                       Barry K. Taniguchi
Warren H. W. Lee                                       Thomas D. Whittemore
                                                       Donald K. Yamada

OFFICERS
T. Michael May                                         Lorie Ann K. Nagata
Chairman of the Board                                  Treasurer
Warren H. W. Lee                                       Molly M. Egged
President                                              Secretary
Richard A. von Gnechten
Financial Vice President
William A. Bonnet
Vice President

                         MAUI ELECTRIC COMPANY, LIMITED

DIRECTORS                                              ADVISORY BOARD MEMBERS
T. Michael May                                         Gladys C. Baisa
Robert F. Clarke                                       Sanford J. Langa
Edward L. Reinhardt                                    B. Martin Luna
                                                       Anne M. Takabuki

OFFICERS
T. Michael May                                         Lorie Ann K. Nagata
Chairman of the Board                                  Treasurer
Edward L. Reinhardt                                    Molly M. Egged
President                                              Secretary
Richard A. von Gnechten
Financial Vice President
William A. Bonnet
Vice President

Information provided as of February 13, 2002

                                       54